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                                                                   Exhibit 10.16


                            ASSET PURCHASE AGREEMENT


      THIS AGREEMENT is made and entered into as of the 2nd day of February, 2001 by and among: (i) Chronimed Holdings Inc. ("Buyer") and (ii) American Prescription Providers of Georgia, Inc., a Georgia corporation, (iii) American Prescription Providers of Florida, Inc., a Florida corporation, (iv) American Prescription Providers of New York, Inc., a New York corporation,
(v) American Prescription Providers of Pennsylvania, Inc., a Pennsylvania corporation (collectively, the "Selling Group" and each individually, a "Selling Group Member"), and (vi) American Prescription Providers, Inc., a Delaware corporation (the "Parent").
                                 R E C I T A L S

      WHEREAS, Selling Group is engaged in the specialty retail pharmacy business (the "Business");

      WHEREAS, Parent, directly or indirectly, owns all of the issued and outstanding equity interests of each Selling Group Member;

      WHEREAS, Parent is also engaged in the specialty pharmacy mail order business;

      WHEREAS, Selling Group desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Selling Group, substantially all of Selling Group's assets and business operations (other than Selling Group's "Excluded Property," as hereinafter defined) and certain of its rights and obligations under specified contracts, all on the terms and subject to the conditions hereinafter set forth; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

      (a) As used herein, the following terms shall have the following meanings in addition to those additional terms as defined herein:

      AGREEMENT. The term "Agreement" shall mean this Asset Purchase Agreement, together with all exhibits and schedules hereto, and any and all amendments, modifications and supplements hereto entered into in accordance with the terms hereof.

      APP GROUP. The term "APP Group" shall mean Parent, the Selling Group, and each other corporation or other business entity which controls, or is controlled by Parent, directly or indirectly. For these purposes, "control" shall mean the ownership of (i) fifty-one percent (51%) or more of the stock or other equity interest in a corporation or business entity, or (ii) the ability to control the corporation or business entity, including but not limited to the ability to elect a
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majority of the Board of Directors or other governing body of such corporation or business entity.

      ASSUMED AGREEMENTS. The term "Assumed Agreements" shall mean all Contracts of any Selling Group Member that relate to the Business: (i) which are listed in
Schedule 4.9 hereto as items which shall constitute Assumed Agreements (including Assumed Leases) or (ii) which, pursuant to the terms of Section 4.9 hereof, are not required to be disclosed on Schedule 4.9 but which have been entered into by a Selling Group Member in the ordinary course of business and are not adverse, including without limitation, sales orders, sales contracts, purchase orders, purchase contracts, quotations and bids; and any Contracts of members of the APP Group other than Selling Group Members that relate to the Business and which are listed in Schedule 4.9 hereto as items which shall constitute Assumed Agreements.

      ASSUMED LEASES. The term "Assumed Leases" shall mean all leases of any Selling Group Member that relate to real estate currently used in the Business and which are listed on Schedule 4.9 as leases being assumed.

      ASSUMED OBLIGATIONS. The term "Assumed Obligations" shall mean the obligations and any related liabilities to the extent expressly assumed by Buyer pursuant to Section 2.2 hereof, and no others.

      BUSINESS DAY. The term "Business Day" means a day on which national banks are open for business in New York.

      CLOSING. The term "Closing" shall mean the closing of the transactions contemplated herein.

      CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

      EMPLOYEE BENEFIT PLAN. The term "Employee Benefit Plan" shall mean (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multi-employer plan, for the benefit of employees or former employees of a Selling Group Member, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which any Selling Group Member has any obligation or liability to any employee or former employee of a Selling Group Member (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, option, purchase or other similar benefit, whether written or unwritten.

      EXCLUDED PROPERTY. The term "Excluded Property" shall mean all of the Selling Group's right, title and interest in each of the following:

      (a) The cash or cash equivalents of each Selling Group Member;

      (b) All accounts receivable of any Selling Group Member, including but not limited to all accounts receivable that reflect amounts due from Parent or any Affiliate of Parent;
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      (c) The assets, properties and rights, if any, of any Selling Group Member used exclusively in the Mail Order Business, all of which are listed on Schedule
1.01 hereto;

      (d) The seals, certificates of formation, minute books, partnership records, equity ownership ledgers, or other corporate records having to do with the organization or formation of any Selling Group Member;

      (e) The rights, which accrue or will accrue, to a Selling Group Member under this Agreement and the Related Agreements;

      (f) All capital stock, partnership interests and other equity interests in any Person held by any Selling Group Member, all of which are listed on Schedule
1.02 hereto;

      (g) All right, title and interest in and under all contracts with any Selling Group Member relating to any Excluded Property, all of which contracts are listed on Schedule 1.03 hereto;

      (h) All Existing Employment Contracts and other Contracts that are not Assumed Agreements;

      (i) The assets, properties and rights listed on Schedule 1.01 and Schedule 1.01(a) hereto, including assets, if any, which are jointly used by Selling Group and Parent or any other member of the APP Group in the Business and the Mail Order Business but which are primarily for the benefit of the Mail Order Business, as set forth on Schedule 1(d) hereto, including the APPpharmacy.com website;

      (j) Tax refunds due Parent or a particular Selling Group Member for periods ending on or before the Closing Date or straddling the Closing Date, other than tax refunds to the extent such taxes are: (i) imposed with respect to the Purchased Assets and (ii) the obligation of the Buyer with respect to a portion of a Straddle Tax Period;

      (k) All Excluded Intellectual Property listed on Schedule 1.01 hereto;

      (l) The trade names and website domain names of each Selling Group Member, all of which are listed on Schedule 1.01 hereto;

      (m) Financial books and records of members of the APP Group other than each Selling Group Member (it being specifically understood and agreed that the financial books and records of each Selling Group member are included in the Purchased Assets), provided; however, that Parent shall, at all reasonable times, make the financial books and records which are relevant to the Business which are excluded hereunder available for inspection by Buyer, and also shall provide copies of such excluded financial books and records which are relevant to the Business to Buyer where reasonably requested, including copies in electronic form. Buyer shall, at all reasonable times, make all financial books and records sold under this Agreement available for inspection by Parent.

      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR "GAAP" means United States generally accepted accounting principles which are applied on a basis consistent with prior periods.
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      GOVERNMENTAL AUTHORITY. The term "Governmental Authority" shall mean the
Federal Government, or any state or political subdivision thereof, or any agency or body of the Federal Government or any state or other political subdivision thereof, or any court asserting jurisdiction over any Selling Group Member or Parent, which is exercising executive, legislative, judicial, regulatory or administrative functions.

      INTELLECTUAL PROPERTY. The term "Intellectual Property" shall mean all patents, trademarks, trade names, domain names, world wide web or Internet sites, service marks, logos, copyrights, including, in each case, applications for registrations therefor, inventions, computer software (whether fully developed or in process and including documentation and related object and source codes), trade secrets, and all other proprietary rights related thereto.

      LAWS. The term "Laws" shall mean all federal, state, local or foreign laws, treaties, regulations, rules, orders or administrative or judicial determinations having the effect of law.

      LIENS. The term "Liens" shall mean all liens, pledges, charges, encumbrances, security interests, mortgages, leases, options, conditions, community property rights or other adverse claims of any kind or description.

      MAIL ORDER BUSINESS. The term "Mail Order Business" shall mean the specialty pharmacy mail order business of Parent or its Affiliates as currently operated and as it may evolve in the ordinary course of business, it being specifically understood, however, that in no event shall "Mail Order Business" include the operation of a Retail Pharmacy or Retail Pharmacies except only as permitted in Article XI hereof.

      MATERIAL ADVERSE CHANGE. The term "Material Adverse Change" means, with respect to a Person, a material adverse change in the business, condition (financial or otherwise), prospects, properties, assets, liabilities or results of operations of such Person taken as a whole. When evaluated in the context of any Selling Group Member, the term "Material Adverse Change" shall take into account only such Selling Group Member (not all Selling Group Members taken as a whole). When evaluated in the context of the Buyer, the term "Material Adverse Change" shall take into account all of the Buyer Members taken as a whole.

      MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" means: (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) an adverse effect that would reasonably be expected to result in a Material Adverse Change, or (c) an impairment of the ability of any Selling Group Member to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

      NON-ASSUMED LIABILITIES. The term "Non-Assumed Liabilities" shall mean any and all obligations and liabilities of a Selling Group Member or any other member of the APP Group, except only for the Assumed Obligations, whether now existing or hereafter arising, whether accrued, absolute, contingent, known or unknown, or otherwise, including without limitation the following:

            (i) Any obligation or liability of any Selling Group Member to Parent or any member of the APP Group (whether by contract, lease or otherwise), including without
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limitation any liability for goods or services furnished by Parent or any member of the APP Group to any Selling Group Member;

            (ii) Any obligation or liability of any Selling Group Member relating to the Mail Order Business;

            (iii) Any obligation or liability of any Selling Group Member: (a) arising up to and including the Closing Date, or as a result of the Closing, to any employees (including, but not limited to, any severance, bonus or vacation pay or other benefit obligations), agents or independent contractors of such Selling Group Member, (b) arising as a result of the termination by Selling Group at the Closing of any employees, agents or independent contractors, or (c) any obligation or liability to any employee for vacation pay or other benefits arising up to and including the Closing Date;

            (iv) Any obligation or liability of any Selling Group Member in connection with any Employee Benefit Plan, including but not limited to its Profit Sharing Plan, (or its termination), or in accordance with any "stay bonus," "completion bonus," or other change in control bonus or payment that may be triggered by the transactions contemplated by this Agreement;

            (v) Any obligation or liability of any Selling Group Member for any expenses (including without limitation, fees of attorneys, accountants, financial or other advisors to any Selling Group Member) incurred in connection with the transactions contemplated hereby;

            (vi) Any obligation or liability arising out of or resulting from non-compliance by any Selling Group Member (or their respective predecessors) with any Law (including Medicare and Medicaid programs), or any third-party claims related thereto;

            (vii) Any obligation or liability of any Selling Group Member relating to any breach of warranty, product return, product defect, product liability, malpractice or breach of contract claim (whether based upon negligence, breach of warranty, breach of express or implied contract, strict liability or otherwise), or relating to any litigation, claim, proceeding or other dispute, whether presently existing or threatened or hereafter arising out of any act or omission taken, or omitted to be taken, or condition or state of facts existing, or arising out of any products (or component parts) which were manufactured or sold, or in respect of services which were performed, on or before the Closing Date, including those with respect to "script fill" liability;

            (viii) Any obligation or liability of any Selling Group Member arising out of, resulting from, or related to any Excluded Property;

            (ix) Any obligation or liability of any Selling Group Member, Parent or Parent's Affiliates for Taxes for any period, including, but not limited to, those Taxes incident to or arising as a consequence of the consummation of the transactions contemplated hereby; provided, that Buyer shall be responsible for property and ad valorem taxes which are imposed on the Purchased Assets acquired by Buyer for any tax period ending after the Closing Date; provided, further, that for any such tax period beginning before and ending after the Closing Date (a "Straddle Tax Period"), Buyer shall only be responsible for such property and ad valorem taxes to the extent they are imposed with respect to the portion of such Straddle Tax Period which begins on the Closing Date, by applying to the total tax due for the entire Straddle
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Tax Period a ratio determined by calculating the number of days from the Closing
Date (inclusive) to the end of the Straddle Tax Period and dividing that number of days by the total number of days in the Straddle Tax Period;

            (x) Any indebtedness of any Selling Group Member for borrowed money (including capital leases or financing leases) or any guarantees in respect of borrowed money;

            (xi) Any brokerage, success, placement or finder's fee payable by any Selling Group Member in connection with the transactions contemplated hereby;

            (xii) Any obligation or liability of any Selling Group Member arising out of this Agreement or any Related Agreement;

            (xiii) Any obligation or liability arising out of any litigation, investigation or review, pending or threatened, or any audit or recoupment by any Governmental Authority with respect to any Selling Group Member or Parent relating to or arising from actions or omissions occurring on or prior to the Closing Date by a Selling Group Member, Parent or their respective predecessors;

            (xiv) Any obligation or liability of any Selling Group Member in connection with any claim of overpayment, refund, rebate, recoupment, settlement, off-set or the like, with respect to the operation of the Business prior to the Closing Date, including, without limitation, any third-party claims related thereto; and

      ORDINARY COURSE OF BUSINESS. The term "ordinary course of business" means, with respect to any entity, actions which (a) are consistent with the past practices of the designated entity, (b) are similar in nature and style to actions customarily taken by the designated entity, and (c) do not require, and in the past have not received, specific authorization by the Board of Directors, Board of Managers, or such similar governing body, of the designated entity.

      PERMITTED LIENS. None, the Purchased Assets shall be subject to no lien.

      PERSON. The term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      PURCHASED ASSETS. The term "Purchased Assets" shall mean (i) all of the Selling Group's right, title and interest in and to the business of each Selling Group Member as a going concern, and (ii) all of the properties, assets, and rights of any kind, whether tangible or intangible, real or personal, of each Selling Group Member or in which each Selling Group Member has any interest (other than assets constituting Excluded Property) wherever situated and whenever acquired, including without limitation, the following:

      (a) The Intellectual Property identified on Schedule 1.04 hereto, and any and all improvements, processes, methods, data, trade secrets, confidential information, technology, know-how, owned or used in the Business, and any and all drawings, records, books or other indicia, however evidenced, of the foregoing, together with any and all rights to use any or all of the foregoing, and any and all goodwill associated with any of the foregoing;
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      (b) Any and all rights existing under the Assumed Agreements;

      (c) Any and all machinery, equipment (including without limitation, all transportation, laboratory, testing, and office equipment), vehicles, trade fixtures, computer hardware, data processing equipment, and furniture, and any and all interests in all leasehold improvements and fixed assets, including without limitation, the assets listed on Schedule 1.04 hereto;

      (d) Any and all office, production or data processing supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind, including without limitation, any and all tangible property located in any warehouse, office or other space;

      (e) Any and all raw materials, work-in-process, finished goods, consigned goods and other supplies or inventories;

      (f) Any and all deposits and prepayments or prepaid expenses to the extent described on Schedule 4.6(c) and determined by Buyer prior to the Closing Date to be necessary for the conduct of the business as proposed to be conducted by Buyer, and the value of revenues from pharmaceutical manufacturers' agreements received by the Business prior to the Closing Date that pertain to any period after the Closing Date;

      (g) Except to the extent arising from or relating to any Excluded Property or any Non-Assumed Liability, any and all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including without limitation, any liens, mechanic's liens or any rights to payment or warranties or to enforce payment or warranties in connection with work performed or goods delivered on or prior to the Closing Date, and any and all claims to insurance proceeds due or to become due under Selling Group's applicable insurance policies in connection with any Assumed Obligations, and in connection with any damage or loss to any Purchased Asset occurring on or prior to the Closing Date;

      (h) Any and all records (including prescription files and records) and lists pertaining to payors, customers, suppliers or employees who are hired by Buyer and any and all books, ledgers, files and business records and all copies of the same in every medium, including without limitation electronic or computer copies, and any and all financial books and records of each Selling Group Member, it being understood that Buyer shall, at all reasonable times, make such financial books and records of each Selling Group Member available for inspection by Parent;

      (i) Any and all advertising materials and other printed or written materials;

      (j) Any and all governmental and other licenses, permits, franchises, concessions, authorizations, approvals and certificates (to the extent transferable);

      (k) Any and all goodwill as a going concern (excluding goodwill attributable to the Excluded Property) and any and all other intangible properties;

      (l) Any and all store telephone listings, store telephone numbers, switches and hardware;

      (m) Any and all other assets of Selling Group not referred to in (a) above, to the extent such assets are not Excluded Property.
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      In the case of the types of assets listed in (d), (e), and (f), it is understood and agreed that the Purchased Assets shall mean those types of assets as they may be sold or consumed in the ordinary course of business and as they may be purchased, acquired, or increased in the ordinary course of business during the time period from the date of this Agreement to the Closing Date, it being specifically understood that the Selling Group shall maintain the levels and amounts of such assets consistent with its past practices.

      In addition, the Purchased Assets also shall mean all of each member of the APP Group's (other than the Selling Group who are addressed above) right, title and interest in any properties, assets, and rights of any kind, whether tangible or intangible, real or personal, which are necessary for the Business as presently conducted, or which are used in the Business as presently conducted, except for those assets specifically listed on Schedule 1.01 hereto.

      For purposes of clarification, the term "Purchased Assets" shall not include any Excluded Property.

      RETAIL PHARMACY. The term "Retail Pharmacy" shall mean a pharmacy at whose location patients appear in person to submit prescriptions, or at whose location prescriptions are picked up or received by patients who are present in person.

      SELLING GROUP'S KNOWLEDGE. The term "Selling Group's Knowledge" shall mean the good faith actual knowledge of each of the following individuals: Frank O'Donnell, Dennis Ryll, James McNulty, Phil Nalabof, and each individual who is the pharmacist in charge at each of the pharmacies operated by the Selling Group, after due and proper inquiry and such due diligence as is reasonably required for such Person to make an informed representation or warranty as to such Person's "knowledge" of a matter.

      SELLING GROUP AND SELLING GROUP MEMBER. The terms "Selling Group" and "Selling Group Member" have the meanings set forth in the Preamble to the Agreement.

      SPECIALTY PHARMACY. The term "Specialty Pharmacy" shall mean any pharmacy location or pharmacy business that has as its primary source of revenue or primary service feature, the provision of pharmacy and ancillary services the focus of which is specific to one or more disease states or conditions, including, without limitation, HIV/AIDS, multiple sclerosis, cancer, infertility, hemophilia, hepatitis, organ transplant, rheumatoid arthritis, RSV, endometriosis, immune deficiency disorders, neutropenia, cystic fibrosis, and human growth hormone deficiency. Covered pharmacy and ancillary services include, without limitation, oral and injectable treatment protocols and infusion services for the conditions referenced in the foregoing sentence.

      TAXES. The term "Taxes" shall mean, with respect to any Person, all foreign, federal, state and local taxes (including deficiencies, interest, additions to tax and penalties relating thereto) of any kind, including, without limitation: (a) all income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupancy, social security, Medicare, premium, property or windfall profits tax, customs, duty or other taxes or governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) upon such Person; (b) all liabilities of any Person for the payment of any amount of the type described in the immediately preceding clause; and (c) as a result of being a party to any tax sharing agreement or purchase
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and sale agreement or as a result of any express or implied obligation
(including, but not limited to, an indemnification obligation).

      TAX RETURNS. The term "Tax Returns" shall mean all returns, declarations, reports, workpapers, estimated returns and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

                                   ARTICLE II
                         ACQUISITION OF PURCHASED ASSETS

      SECTION 2.1 PURCHASE AND SALE. At the Closing, upon the terms and conditions set forth in this Agreement, each Selling Group Member, and each other Member of the APP Group, shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept and receive all of the Purchased Assets, free and clear of any and all Liens, at the price and in the manner set forth herein.

      SECTION 2.2 ASSUMPTION OF OBLIGATIONS. On the Closing Date, Buyer shall assume the following, and only the following, obligations and related liabilities (the "Assumed Obligations") of Selling Group: (a) the obligations and related liabilities of each Selling Group Member in respect of the Assumed Agreements to the extent arising after the Closing Date and attributable to periods thereafter, except that Buyer shall not be required to assume or agree to pay, discharge or perform any such liabilities or obligations to the extent attributable to periods prior to the Closing Date (including those arising out of any breach or non-performance by a Selling Group Member on or prior to the Closing Date of any provision of any Assumed Agreement), including but not limited to, liabilities or obligations arising out of a Selling Group Member's failure to perform in accordance with its terms on or prior to the Closing; and
(b) the accrued vacation owed by the Selling Group to any employees of the Selling Group who are hired by Buyer, but only to the extent such accrued vacation is taken into account and treated as a liability in the adjustment made pursuant to Section 2.6 hereof.

      Except only for the Assumed Obligations, Buyer shall not assume any liabilities or obligations of any nature whatsoever of any member of the APP Group, and the APP Group, and each member thereof, shall remain responsible for all non-assumed liabilities and obligations.

      SECTION 2.3  PURCHASE PRICE.

      In reliance on the representations, warranties, covenants and agreements of Selling Group contained herein, and upon the terms and subject to the conditions hereinafter set forth, Buyer shall at Closing pay to Selling Group an amount equal to Sixteen Million Three Hundred Thousand ($16,300,000) Dollars US without reduction for any Assumed Obligation (the "Purchase Price"), but subject to adjustment in accordance with Section 2.6.

      SECTION 2.4  PAYMENT OF PURCHASE PRICE.

      On the Closing Date (or, if such day is not a Business Day, on the first Business Day following the Closing Date), Buyer shall pay Purchase Price by delivering to Selling Group, by one (1) or more wire transfers of immediately available funds, to such account as Parent shall designate in writing, an amount equal to Sixteen Million Three Hundred Thousand ($16,300,000) Dollars. The Purchase Price is subject to adjustments in accordance with Section 2.6.

      SECTION 2.5 NON-ASSUMED LIABILITIES. In the case of all Non-Assumed Liabilities which relate to or which in any way may affect the Business or the Purchased Assets, Parent and the Selling Group shall promptly, and in any event, at the time payment or performance is due in accordance with the terms thereof, pay or perform all such Non-Assumed Liabilities. Without limiting the generality of the foregoing, Parent and Selling Group shall be responsible for and promptly pay or perform:

      (a) all liabilities and obligations owed to employees of the Selling Group, including but not limited to, any severance payments, health coverage, accrued vacation pay, accrued sick pay, and unpaid wages.

      (b) all liabilities and obligations to suppliers, creditors, and third party payors of the Business or relating to the Purchased Assets shall be paid and satisfied;

      (c) Parent and the Selling Group shall be responsible for all warranty obligations, product returns, credits or product replacements relating to products sold or services provided by the Parent or Selling Group on or prior to the Closing Date.

      Each of Parent and the Selling Group, jointly and severally, shall indemnify, save, and hold Buyer harmless from and against all Non-Assumed Obligations.

       SECTION 2.6 ADJUSTMENT FOR INVENTORY VALUE AND ACCRUED VACATION. At or promptly after the time of the Closing, Buyer shall, with representatives of the Selling Group participating, (a) determine the amount of the liability for the accrued vacation assumed by Buyer with respect to employees of the Seller Group who are hired by Buyer, and (b) conduct an inventory count and valuation of all of the inventory acquired by Buyer from the Selling Group on the Closing Date. If, in the course of taking such inventory any items of non-merchantable inventory are discovered, including but not limited to, inventory which is defective, is not marketable, is excessive (i.e., not salable within six (6) months in the ordinary course of business of the Selling Group), is not properly packaged, or is beyond normal dating standards for such item of inventory, such items shall be excluded from the count and the items thus excluded shall be retained by the Selling Group. The counted inventory shall be valued in accordance with GAAP, it being specifically understood that for these purposes the inventory will be valued at the lower of cost, determined on an FIFO basis, or market. The amount of the liability for accrued vacation assumed by Buyer shall be determined in accordance with GAAP.

       If, after completion of this process, the value of (i) the inventory acquired by Buyer reduced by (ii) the amount of the liability for accrued vacation is less than $1,534,896, then the deficit shall be immediately due and payable from Parent and the Selling Group to Buyer and if the value of the inventory acquired by Buyer is more than $1,534,896, then the excess shall be immediately due and payable from Buyer to Parent.

       The total of $1,534,896 was the value of the inventory of the Selling Group as of August 31, 2000. There were two components to this amount: Rx inventory of $740,015, and over-the counter ("OTC") inventory of $794,881. Notwithstanding the foregoing provisions, the parties have agreed that the valuation of the OTC inventory shall not be reduced by more than $300,000, for any reason other than a shortfall in the count of the OTC inventory. Thus (except to the extent due to count shortfall), if more than $300,000 worth of the OTC inventory does not meet the valuation test above, the amount over $300,000 shall still be credited as acceptable for purposes of the inventory valuation and shall be acquired by Purchaser. The $300,000 of OTC inventory which was not credited as acceptable shall be retained by the Selling Group.

       SECTION 2.7 SALES AND TRANSFER TAXES. All Taxes, including sales, use and transfer taxes and those relating to bulk sales, if any, arising from the transfer of the Purchased Assets shall be borne solely and timely paid by the Selling Group.

      SECTION 2.8 ALLOCATION OF PURCHASE PRICE. Within forty-five (45) days after the Closing Date, Buyer and Parent and Selling Group will mutually agree to an allocation of the Purchase Price, including any Assumed Obligations in existence immediately after the Closing which are treated as accrued liabilities assumed by Buyer for income tax purposes (the "Tax Purchase Price") among the Purchased Assets (the "Purchase Price Allocation"). Selling Group and Buyer agree to jointly complete Form 8594 based upon such allocation and to separately file such form with their respective federal income tax returns for their respective tax years in which the Closing Date occurs. Selling Group and Buyer will file all other income tax returns required to be filed by them with any governmental or taxing authority for their respective tax years in which the Closing Date occurs in a manner consistent with the Purchase Price Allocation in Form 8594. To the extent any governmental agency takes any position in any audit, proceeding or otherwise in connection with any income tax return that is inconsistent with the Purchase Price Allocation, the party subject to such audit, proceeding or otherwise shall promptly notify in writing the other party of such challenge.

      SECTION 2.9 PRORATIONS. All payments required to be made by Parent or Selling Group under the Assumed Leases, including without limitation all rents, assessments, personal property taxes, real estate taxes, utility charges and heating fuels, shall be apportioned to the best of the parties' abilities between Buyer and Selling Group as of the Effective Date (as reflected on a Closing Statement to be prepared by Selling Group and verified and approved by Buyer) and appropriate payments or credits shall be reflected in the payments made on the Closing Date. When the actual amounts become known, such prorations shall be recalculated by Buyer and Selling Group, and Buyer or Selling Group shall make any additional payments or refunds, as the case may be, not later than sixty (60) days after the Closing Date.

      SECTION 2.10 ADJUSTMENTS TO CLOSING PAYMENT. In connection with obtaining the required Consent to Assignment of the Miami Lease, Parent and Selling Group agreed to an increase in the rental payments required under that Lease. The parties have agreed that Buyer is entitled to $69,506.00 to compensate Purchaser for the increased expense this rental increase represents, which amount has been calculated on a present value basis. The amount paid at Closing by Purchaser will be reduced by said amount.

      The parties have agreed that Buyer will retain from the Purchase Price payable at Closing the total amount of $300,000 to provide for any shortfall in the adjustment for inventory value pursuant to Section 2.6. If, when the determinations made in accordance with Section 2.6 have been completed, there is either no deficit or the amount of the deficit is less than $300,000, then the difference shall promptly, and in any event within three business days, be paid by Buyer to Parent. If after the determination is completed the deficit is more than $300,000, then the additional amount due from Parent and the Selling Group shall be promptly, and in any event within three business days, paid by Parent and the Selling Group to Buyer.

      SECTION 2.11 EFFECTIVE DATE. The parties have agreed that the transactions provided for in this Agreement shall be effective as of 12:01 a.m., February 3, 2001 (the "Effective Date"). Thus, all revenues from operation of the Business from and after the Effective Date shall be for the account of Buyer and Buyer shall be responsible for all expenses of operations from and after the Effective Date.

                                   ARTICLE III
                              CLOSING; TERMINATION

      SECTION 3.1 CLOSING. The Closing shall take place at the offices of Buyer (or at Buyer's election, the offices of Buyer's attorneys), at 10:00 a.m., Central Standard Time, on February __[2], 2001, or such other date mutually agreed to in writing by Parent, Selling Group and Buyer.

      SECTION 3.2  DELIVERIES BY SELLING GROUP MEMBERS AND PARENT AT CLOSING.

      (a) At Closing, Selling Group or Parent, as the case may be, shall deliver to Buyer:

            (i) A bill of sale and general assignment in the form attached hereto as Exhibit 3.2;

            (ii) Assignments of leases in form reasonably acceptable to Buyer;

            (iii) Assignments of contracts in form reasonably acceptable to Buyer;

            (iv) All of Selling Group's books, records and files included in the Purchased Assets (and all copies thereof);

            (v) The original Assumed Agreements (or copies to the extent originals are not in Selling Group's possession);

            (vi) A current search or searches, certified by the entity providing the search showing all financing statements on file against the Purchased Assets, together with all lien releases and UCC-termination statements, including lien releases and UCC termination statements from McKesson Corporation in form and substance reasonably satisfactory to Buyer, or payoff letters providing for the delivery of such documents as may be necessary to permit the conveyance of the Purchased Assets free and clear of all Liens as contemplated hereunder;

            (vii) Such agreements, opinions, certificates, and other documents and instruments referred to in Article VII hereof; and

            (viii) All such other instruments and agreements as reasonably shall be requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof;

      All instruments to be delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer, sufficient to vest all right, title and interest of Selling Group in the Purchased Assets in Buyer and, where appropriate, sufficient to be recorded or filed, but shall not function to increase or decrease the assets being transferred to Buyer hereunder or the liabilities and obligations to be assumed by Buyer hereunder.

      (b) Simultaneously with the delivery of items referenced in paragraph (a) above, Selling Group shall take all steps as may be required to put Buyer in actual possession and operating control of the Purchased Assets, free of all tenants and occupants other than as contemplated by this Agreement or the Related Agreements.

      (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement by Selling Group to transfer to Buyer any of the Excluded Property.

      SECTION 3.3 DELIVERIES BY BUYER AT CLOSING. At Closing, Buyer shall deliver to Selling Group:

            (i) The Purchase Price in accordance with Section 2.4;

            (ii) An agreement of assumption in form reasonably acceptable to Parent and Selling Group evidencing Buyer's assumption of the Assumed Obligations; and

            (iii) Such agreements, opinions, certificates and other documents and instruments referred to in Article VIII hereof.

      All instruments to be delivered to Selling Group pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Parent and each Selling Group Member, but shall not function to increase or decrease the assets being transferred to Buyer hereunder or the liabilities and obligations to be assumed by Buyer hereunder.

      SECTION 3.4 LICENSE. Selling Group hereby grants to Buyer a royalty-free, fully-paid, non-exclusive license to use the tradenames "APP" and "American Prescription Providers" and any related logos or the like for the 12-month period immediately following the Closing. Commencing three months after the Closing, such tradenames and logos shall be used in conjunction with the tradenames and logos utilized by Buyer; for example, Buyer's tradenames and/or logos could appear followed by the language such as "formerly APP" or "formerly known as APP," or similar language.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                   BY EACH SELLING GROUP MEMBER AND PARENT

      In order to induce Buyer to enter into this Agreement and purchase the Purchased Assets, each Selling Group Member and Parent hereby jointly and severally represent and warrant to Buyer that the following representations and warranties are true and correct on the date hereof and will be true and correct on the Closing Date as if made on said date, except only that representations and warranties which speak as of a specific date shall continue to be true as of the date as of which they speak. The representations and warranties are as follows:

      SECTION 4.1  EXISTENCE AND QUALIFICATION.

      (a) Parent (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of formation, and (ii) has all corporate power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on its business as presently conducted.

      (b) Each Selling Group Member: (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of formation,
(ii) has all corporate power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on the Business as presently conducted, and

(iii) is qualified as a foreign entity to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of its properties or assets requires such qualification, except for such jurisdictions where the failure to be so qualified or to have such licenses, permits, authorizations, consents or approvals would not have a Material Adverse Effect.

      SECTION 4.2  OWNERSHIP OF SELLING GROUP MEMBERS; INTERESTS IN OTHER
ENTITIES.

      (a) Parent is the sole shareholder of each Selling Group Member, and no other Person owns any equity interest (or any interest convertible or exchangeable into such an equity interest) in any Selling Group Member.

      (b) No Selling Group Member owns, directly or indirectly, beneficially or of record, any stock, partnership interest, option, warrant or other equity interest in any Person.

      (c) No Selling Group Member is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

      (d) Frank O'Donnell and Dennis Ryll, in conjunction with any trusts for the benefit of their relatives, together own more than 50 percent of the voting stock of Parent and more than 50 percent of any other classes of stock of Parent.

      SECTION 4.3.  AUTHORIZATION; ENFORCEABILITY.

      (a) Parent, and to the extent applicable, each member of the APP Group, has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by Parent and each Selling Group Member and to the extent applicable, each member of the APP Group, of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each such Person. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

      (b) Each Selling Group Member has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Selling Group Member and the consummation by each Selling Group Member of the transactions contemplated hereby have been duly authorized by all requisite director and stockholder action on the part of each Selling Group Member. This Agreement has been duly executed and delivered by each Selling Group Member and constitutes valid and binding obligations of each Selling Group Member, enforceable against each Selling Group Member in accordance with its terms.

      (c) All corporate, shareholder, and other proceedings necessary to be taken by Parent and each Selling Group Member and each other member of the APP Group in connection with the transaction provided for by this Agreement, have been duly and validly taken.

      SECTION 4.4  NO BREACH OR VIOLATION.

      (a) Parent's execution and delivery of this Agreement, its compliance with and fulfillment of the terms of this Agreement, and the consummation of the other transactions contemplated hereby, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule
4.5 attached hereto which are conditions precedent to the Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of Parent's assets pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of: (a) any Law applicable to Parent, (b) Parent's certificate of incorporation or by-laws, (c) any material franchise, permit, license, authorization, concession, order, judgment, writ, injunction or decree to which Parent is subject, or by which any of its assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement, contract, understanding or instrument to which Parent is subject, or by which any of its assets, properties or rights are bound.

      (b) Each Selling Group Member's execution and delivery of this Agreement, its compliance with and fulfillment of the terms of this Agreement, the sale and delivery of the Purchased Assets to the Buyer and the assumption of the Assumed Obligations by the Buyer, and the consummation of the other transactions contemplated hereby, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule 4.5 attached hereto which are conditions precedent to the Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Purchased Assets pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, (a) any Law applicable to such Selling Group Member, (b) certificate of incorporation, (c) any material franchise, permit, license, authorization, concession, order, judgment, writ, injunction or decree to which a Selling Group Member is subject, or by which any of their respective assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement, contract, understanding or instrument to which a Selling Group Member is subject, or by which any of their respective assets, properties or rights are bound.

      SECTION 4.5 CONSENTS AND APPROVALS. Except as set forth on Schedule 4.5 hereto, no material consent, approval, exemption, audit, waiver, order or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental or regulatory authority (foreign or domestic), or any other Person, is required in connection with the execution, delivery and performance of this Agreement or the sale or delivery of the Purchased Assets or the assumption of the Assumed Obligations, or the other transactions contemplated by this Agreement. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any Selling Group Member's assets, properties or rights included in the Purchased Assets or any interest therein, except for those Contracts for the sale of inventory entered into by a Selling Group Member in the ordinary course of business.

      SECTION 4.6  FINANCIAL STATEMENTS.

      (a) Attached hereto as: (i) Schedule 4.6(a)(i) are true and complete copies of consolidating statements of operations (including retail) and balance sheets (including retail) for the fiscal years ended August 31, 2000 and August 31, 1999 for each Selling Group Member (the

"Annual Financials"); and (ii) Schedule 4.6(a)(ii) are interim statements of operations and balance sheets (in each case retail only) for the first quarter ending November 30, 2000, and the month ending December 31, 2000 (the "Interim Financials").

      (b) Each Selling Group Member has made and kept books, records and accounts in reasonable detail, which accurately and fairly reflect in all material respects its activities and transactions and the purchase and disposition of any of its assets. Each Selling Group Member has not engaged in any material transaction with respect to the Business which is not reflected in such books, records and accounts.

      (c) No unrecorded funds or assets of Selling Group have been established for any purpose; no accumulation or use of funds of Selling Group has been made without being properly accounted for in the respective books and records of Selling Group; all payments by or on behalf of Selling Group have been duly and properly recorded and accounted for in Selling Group's books and records; no false or artificial entry has been made in the books and records of Selling Group for any reason; no payment has been made by or on behalf of Selling Group with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and Selling Group has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

      (d) Except as stated on Schedule 4.6(d), the Annual Financials have been prepared in accordance with GAAP and fairly and accurately represent the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Seller Group as of the dates indicated and the results of operations of the Seller Group for the periods that ended. Except as set forth on Schedule 4.6(d), and except for the absence of footnotes and subject to normal year-end adjustments (none of which will be material), the Interim Financials have been prepared in accordance with GAAP and fairly and accurately represent the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Seller Group as of the dates indicated and the results of operations of the Seller Group for the periods then ended.

      (e) The unearned purchase discount from McKesson totaled $280,181.26 for the year ended August 31, 2000 and was properly charged to the retail consolidating statements of operations, and reflected in the Annual Financials.

      SECTION 4.6A CONSOLIDATED FINANCIAL STATEMENTS. Parent has delivered to Buyer copies of (i) the consolidated annual financial statements of Parent and its subsidiaries for the periods ending August 31, 1999 and August 31, 2000 (the "Audited Financials"), and (ii) the interim consolidated financial statements of its Affiliates for the time period commencing September 1, 2000, and ending December 31, 2000 (the "Interim Affiliates Financials").

      The Audited Financials were audited and certified by McGladrey & Pullen, certified public accountants. The Audited Financials are true, complete and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The Audited Financials fairly and accurately present, on a consolidated basis, the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Parent and its subsidiaries as of the dates indicated, and the results of operations of Parent and its subsidiaries for the periods then ended.

      The Interim Affiliates Financials are true, complete and correct and have been prepared in accordance with generally accepted accounting principles, consistently followed, subject however to the absence of footnotes and to normal year-end accruals, none of which, except as noted on Schedule 4.6A will be material. The Interim Affiliates Financials fairly and accurately present, on a consolidated basis, the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Parent and its subsidiaries as of the dates indicated, and the results of operations of Parent and its subsidiaries for the periods then ended.

      SECTION 4.7 INVENTORY. All inventory of Selling Group used or useful in the conduct of the Business reflected on the Annual Financials and Interim Financials Information, including inventory acquired since August 31, 2000 was acquired by each Selling Group Member in the ordinary course of business; is of good and merchantable quality and consists substantially of a quality, quantity and condition believed by Selling Group to be usable, or saleable within six (6) months in the ordinary course of business; is valued at the lower of cost or market on a FIFO basis and otherwise in accordance with GAAP; and is not subject to any material write-down or write-off for which appropriate reserves have not been included in the Interim Financials. No Selling Group Member is subject to any liability or obligation with respect to the return of inventory by customers.

      SECTION 4.8 INSURANCE. The assets, properties and operations of each Selling Group Member are insured under one or more policies of general liability. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received by any Selling Group Member or any other responsible party, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are, to the best of Parent and Selling Group's knowledge, in amounts which are adequate in relation to the business and assets of Selling Group and all premiums to date have been paid in full. Schedule 4.8 sets forth a description of the insurance carried by the Selling Group Members.

      SECTION 4.9 MATERIAL CONTRACTS AND OBLIGATIONS. Attached hereto as
Schedule 4.9 is a true, complete and accurate list, categorized by subject matter, together with an indication by an asterisk (*) if the same shall constitute an Assumed Agreement, of all of the following contracts, agreements, plans, leases and commitments, whether written or oral, (A) which were entered into by a Selling Group Member or by which a Selling Group Member is bound, or
(B) which were entered into by any Member of the APP Group other than a Selling Group Member and which are related to or involve the Business or the Purchased Assets ("Contracts"):

            (i) All purchase orders and Contracts for the purchase of goods or supplies which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments by a Selling Group Member of more than $10,000 during any fiscal year of such Selling Group Member, or which were entered into other than in the ordinary course of business;

            (ii) All sales agreements and other sales orders (including sales by any Selling Group Member to any Governmental Authority) and Contracts for the sale of goods or provision of services which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments to a Selling Group Member of more than $10,000 during any fiscal year of such Selling Group Member, or which were entered into other than in the ordinary course of business;

            (iii) All Contracts with any officer, director, consultant or employee of the Business (the "Existing Employment Contracts") or any management contract;

            (iv) All Contracts or arrangements providing for the grant of equity interests, equity appreciation rights, bonuses, pensions, severance payments, deferred or incentive compensation, retirement payments, profit-sharing, insurance or other benefit plan or program for any employees;

            (v) All Contracts for construction or for the purchase of real estate, improvements, equipment, and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in the aggregate in excess of $5,000 during any fiscal year;

            (vi) All Contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures, or relating to the provision of services, which involve or are reasonably expected to involve payment of rentals or sums in the aggregate in excess of $1,000 during any fiscal year;

            (vii) All Contracts relating in any way to direct or indirect indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to a Selling Group Member, including but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, repurchase agreements, purchase price discount obligations, other intercompany account agreements, or other undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures in excess of $1,000;

            (viii) All Contracts substantially limiting the freedom of a Selling Group Member to engage in or to compete in any line of business of a Selling Group Member, or with any Person or in any geographical area in connection therewith, or to use or disclose any information relating to a Selling Group Member in its possession;

            (ix) All license agreements, either as licensor or licensee, franchise agreements, either as franchisor or franchisee, and agreements pertaining to any website for the Business, including all linking and hosting agreements;

            (x) All partnership or joint venture Contracts, whether or not involving a sharing of profits;

            (xi) All Contracts between a Selling Group Member and any member, partner or any Affiliate of a Selling Group Member or Parent;

            (xii) All Contracts with HMO organizations, insurance companies, third party administrators or payors, pharmacy providers, state and local governments, pharmaceutical manufacturers, and clinics and foundations with respect to the Business;

            (xiii) All Contracts involving purchase price discounts in excess of $10,000 in any fiscal year of a Selling Group Member offered by a Selling Group Member based on purchase volume;

            (xiv) All Contracts which are presently expected to result in any loss upon completion or performance thereof;

            (xv) All Contracts involving research and development efforts on behalf of a Selling Group Member;

            (xvi) All Contracts for any charitable or political contribution in excess of $5,000;

            (xvii) All Contracts substantially limiting the freedom of any Person to engage in or to compete in any line of business of a Selling Group Member, or with any Selling Group Member, or in any geographical area in connection therewith, or to use or disclose any information relating to a Selling Group Member in its possession;

            (xviii) All contracts for advertising or otherwise relating to advertising;

            (xix) All Contracts not made in the ordinary course of business; and

            (xx) All other Contracts, except Contracts which are not material and which are (i) cancelable on 30 days or less notice without any penalty or other financial obligation or (ii) if not so cancelable, involve or are reasonably expected to involve aggregate payments by or to a Selling Group Member of $1,000 or less during any fiscal year of a Selling Group Member.

      Except as set forth on Schedule 4.9, all Contracts required to be disclosed to Buyer pursuant to this Section 4.9 are valid, binding and in full force and effect and neither Selling Group Member, nor, to Parent's and Selling Group's Knowledge, any other party thereto, is in breach or violation of, or default under, nor is there any valid basis for such a claim of breach or violation of, or default under, the terms of any such Contract (to Parent's and Selling Group's Knowledge with respect to the other parties to the Contracts) and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute, such a breach, violation or default by a Selling Group Member thereunder. Each Selling Group Member has enforced, or attempted to enforce, all material rights in favor of Selling Group with respect to the Contracts described in Schedule 4.9.

      SECTION 4.10 EMPLOYEES. Each Selling Group Member has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability, sex, race, national origin and other forms of unlawful discrimination and the payment and withholding of social security and other Taxes due in respect thereof.

      SECTION 4.11 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on
Schedule 4.11 hereto, since August 31, 2000, no Selling Group Member has, and in addition, no such event has occurred with respect to the Business:

      (a) Incurred any liabilities, other than liabilities incurred in the ordinary course of business, or discharged or satisfied any lien or encumbrance or paid any liabilities, other than in the ordinary course of business, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to the Business or any of its assets or properties;

      (b) Sold, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on August 31, 2000 or on any date since then, except for the sale of inventory and for the disposition of assets in the ordinary course of business which are worn-out, in need of substantial repair, or are obsolete and which do not have a market value in excess of $10,000 in the aggregate for all such assets;

      (c) (i) Created, incurred, assumed or guaranteed any indebtedness for borrowed money, other than in the ordinary course of business, or (ii) mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

      (d) Made or suffered any material amendment or termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any rights of material value;

      (e) Suffered any damage, destruction or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $20,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct the operations of the Business;

      (f) Suffered any Material Adverse Change;

      (g) Received notice or obtained knowledge of any actual or threatened labor trouble, strike, union organizing efforts, or other occurrence, event or condition of any similar character;

      (h) Made any acquisition of substantial assets or any commitments or agreements for capital expenditures or capital additions or betterments exceeding $10,000 individually or in the aggregate, except such as may be involved in ordinary repair, maintenance or replacement of assets in the ordinary course of business;

      (i) Increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of their respective employees or made any increase in, or any addition to, other benefits to which any of their respective employees may be entitled. All increases to salaries or compensation since August 31, 2000 are listed on
Schedule 4.11;

      (j) Entered into or amended any Contract with any of their respective Affiliates;

      (k) Made or suffered any material changes in, or terminations of, relationships with third party payors, including but not limited to benefit plans and insurance companies;

      (l) Increased any benefits to any employees of the Seller Group under any Employee Benefit Plan or added, or amended in any material respect, any Employee Benefit Plan;

      (m) Transferred any assets to any member of the APP Group (other than transfers from one member of the Seller Group to the other), except for payments of cash to Parent;

      (n) Suffered a termination of or amended any license or permit of any member of the Seller Group used in the Business;

      (o) Changed its methods of accounting in any respect;

      (p) Made any distributions to its stockholders; or

      (q) Entered into any transaction other than in the ordinary course of business.

      SECTION 4.12 UNDISCLOSED LIABILITIES. No Selling Group Member has any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, or whether direct or indirect, arising out of any action or inaction, or with respect to or based upon transactions or events occurring, or any state of facts or condition existing, in connection with such Selling Group Member's conduct of the Business, and, to the best knowledge of the Selling Group, there is no basis for any claim against any Selling Group Member for any such material liability or obligation, except: (i) to the extent specifically described in this Agreement or disclosed in the Schedules hereto,
(ii) to the extent fully reflected or reserved against on the Annual Financials or Interim Financials, (iii) liabilities and obligations arising or incurred in the ordinary course of business and not materially adverse under any Contract disclosed on Schedule 4.9 or not required to be disclosed because of the term or amount involved, and (iv) liabilities or obligations arising or incurred in the ordinary course of business which will be paid or discharged prior to the due date thereof or at the Closing.

      SECTION 4.13 TAX MATTERS. Except as set forth on Schedule 4.13 hereto, (a) all Tax Returns with respect to the Purchased Assets or the Selling Group -- other than state or local Tax Returns which are not material, individually or in the aggregate, that are required to be filed on or prior to Closing Date have been duly filed on a timely basis and all Taxes thereon have been timely paid;
(b) all Tax Returns with respect to the Purchased Assets or for the Selling Group for periods ending on or before the Closing Date but that are not required to be filed until after the Closing Date will be timely filed and all Taxes reflected thereon will be timely paid; (c) none of the Purchased Assets is subject to any Lien for payment of any unpaid Taxes or levy proceedings; (d) all Taxes which any Selling Group Member is (or was) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper taxing authorities to the extent due and payable; (e) no Selling Group Member is a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code; (f) no Selling Group Member is a "foreign person" as such term is defined in the Code; (g) no Selling Group Member has any express or implied obligation (including, but not limited to, an indemnification obligation) with respect to the payment of Taxes for any party other than a Selling Group Member; and (h) no Selling Group Member has received any notice of any additional assessments since the date of any Tax Return nor has any such Selling Group Member received any notice of any audit or review of such Tax Returns.

      SECTION 4.14 REAL PROPERTY OWNED AND LEASED. No Selling Group Member owns any real property and the real property leased by each Selling Group Member related to the Business has never been owned by a Selling Group Member. Set forth on Schedule 4.14 are true and accurate listings of all real property leases to which a Selling Group Member is a party setting forth: (i) the name of the Selling Group Member that is the lessee; (ii) the name of the lessor, (iii) a description of the property leased, including estimated total square footage, and (iv) whether such premises are currently being used for the operation of the Business. Except as set forth on Schedule 4.14: (i) all of the leases set forth on such Schedule are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) each Selling Group Member and, to the best knowledge of Parent and Selling Group, each other party thereto has complied with all respective covenants and provisions of such leases in all material respects, (iv) neither Selling Group Member nor, to the best knowledge of Parent and Selling Group, any other party, is in default in any material respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity or enforceability of any such lease will be in no way affected by the sale of the Purchased Assets to Buyer, provided all required consents (all of which are listed on Schedule 4.14) have been obtained from the other parties to such lease.

      SECTION 4.15 TITLE TO PURCHASED ASSETS; CONDITION OF ASSETS; NECESSARY PROPERTY.

      (a) Set forth on Schedule 4.15(a) are true, correct, and complete listings of all Liens on the Purchased Assets. Each Selling Group Member will convey to Buyer at Closing, good title to the Purchased Assets, free and clear of all Liens. To the best knowledge of Parent and the Selling Group, the material items of the tangible property included among the Purchased Assets are in good working order and repair, reasonable wear and tear excepted, have been maintained and repaired on a regular basis so as to preserve their utility and value, are usable in the ordinary course of business, and conform in all material respects to all applicable Laws relating to their construction, use and operation. No Person other than Selling Group owns, leases or has any rights in any Purchased Assets.

      (b) Schedule 4.15(b) sets forth a list of all assets, other than Excluded Property, which are licensed to a Selling Group Member, or licensed to Parent or any other member of the APP Group and used in the Business. Schedule 4.15(b) also sets forth a list of all assets, other than Excluded Property, which are used in both the Business and in another business of Parent or an Affiliate of Parent. None of the joint use assets set forth on Schedule 4.15(b) are used principally in the Business.

      (c) Except as set forth on Schedule 4.15(c), the Purchased Assets, including the Assumed Agreements, constitute all of the real and personal property, whether tangible or intangible, owned, leased, or licensed (other than Excluded Property), which is used in or necessary to the conduct of the Business in the manner and to the extent presently conducted by Selling Group. No other material real or personal property, whether tangible or intangible, owned, leased, or licensed, is required for the conduct of the Business in the manner and to the extent presently conducted by Selling Group.

      SECTION 4.16 PROPRIETARY RIGHTS. Except for Intellectual Property being retained by Selling Group described on Schedule 4.16(a) hereto (the "Excluded Intellectual Property"), the Intellectual Property includes all intellectual property and rights used in or necessary to the operation of the businesses of the Selling Group as they are currently conducted. Except as otherwise set forth on Schedule 4.16(b) hereto, no royalties or fees are payable by any Selling Group Member to any Person by reason of the ownership or use of any of the Intellectual Property. Each Selling Group Member owns or possesses adequate licenses or other rights to use the Intellectual Property, all of which are set forth on Schedule 4.16(b) attached hereto. Except as set forth on Schedule 4.16(b), each Selling Group Member has the sole and exclusive right to use the Intellectual Property used by it. To the best of Parent's and Selling Group's Knowledge there is no infringement upon the Intellectual Property by any other Person. The Purchased Assets, and the conduct of the Business as currently conducted, do not infringe any other Person's intellectual property or proprietary rights. No charge or claim been made within the past two years and to the best of Parent's and Selling Group's Knowledge, no charge or claim has been threatened challenging the rights of the Company with respect to the Intellectual

Property or charging any of the Selling Group or the Business or Purchased Assets, with infringement of any other Person's intellectual property. Except as set forth on Schedule 4.16(b), no present or former employee of any Selling Group Member or any other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property.

      SECTION 4.17 NECESSARY LICENSES AND PERMITS. Each Selling Group Member possesses all material licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, state, or local, required to own and lease the Purchased Assets, to sell and/or service any inventory of Selling Group or to otherwise conduct the Business as presently conducted and as proposed to be conducted by Selling Group. Schedule 4.17 hereto sets forth a list of each such license, permit, consent, concession or other authorization so possessed.

      SECTION 4.18  ENVIRONMENTAL.

      (a) At all times prior to the Closing, each Selling Group Member has complied and at the Closing will be in compliance, in all material respects, with all Environmental Laws, and no Selling Group Member has received any notice, report, or information (including information that any litigation, investigation or administrative or other proceedings of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental Laws. For the purposes of this Agreement, "Environmental Laws" means all present governmental requirements relating to the discharge or release of air pollutants, water pollutants, process waste water, petroleum products or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

      (b) No Hazardous Substances have been, or are currently, located at, in, or under or emanating from either the Purchased Assets or any other property currently or previously owned or operated by a Selling Group Member in a manner which: (i) violates any applicable Environmental Laws, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental Law, the cost of which would be material. In the case of Hazardous Substances due or attributable to Persons other than the APP Group and affiliates thereof, it is understood that the warranty in the previous sentence is made to the best of Parent's and Selling Group's Knowledge. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in
Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in the Federal Resource Conservation and Recovery Act, as amended, and applicable state law and regulation, and shall also expressly include petroleum, crude oil and any fraction thereof.

      SECTION 4.19 CORPORATE DOCUMENTS, BOOKS AND RECORDS. The books, records and accounts of each Selling Group Member accurately and fairly reflect in all material respect the transactions and the assets and liabilities of each Selling Group Member. No Selling Group Member has engaged in any transaction with respect to the Business, maintained any bank account for the Business, or used any of the funds of Selling Group in the conduct of the Business, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Selling Group.

      SECTION 4.20 COMPLIANCE WITH LAW. No Selling Group Member is in default in any material respect under, or in violation of, nor has such Selling Group Member violated (and not cured) any Law (including, without limitation, Laws relating to the issuance or sale of securities, anti-trust, restraint of trade, or occupational safety, or any Law or any activities which are prohibited under federal Medicare and Medicaid statutes (including 42 U.S.C. Section 1320a-7, 1320a-7a, and 1320a-7b), the Federal False Claims Act (31 U.S.C. Section 3729 et seq.), statutes regarding physician self-referrals (42 U.S.C. Section 1395nn and 1396b(s)), and the Federal Controlled Substances Act (21 U.S.C. Section 801 et seq.), or the regulations promulgated pursuant to such statutes or related federal, state or local statutes or regulations), or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to such Selling Group Member or any of the Purchased Assets. No investigation or review by any Governmental Authority with respect to any Selling Group Member is pending or, to the best knowledge of Parent and Selling Group, threatened.

      SECTION 4.21 LITIGATION. Except as set forth in Schedule 4.21 hereto, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent or Selling Group, threatened against a Selling Group Member or otherwise affecting the Purchased Assets or the Business, at law or in equity or before any Governmental Authority or instrumentality or before any arbitrator of any kind. To the best knowledge of Parent and Selling Group, there is no basis for any such suit, claim, action, proceeding, or investigation. Except as set forth on Schedule 4.21, no Selling Group Member has been a party to any such suit, claim, action, proceeding or investigation during the past two years, and to Selling Group's Knowledge, no such suit, claim, action, proceeding or investigation has been threatened. No Selling Group Member is a party or subject to any judgment, order, writ, injunction or decree applicable to the Business or the Purchased Assets.

      SECTION 4.22 INDEBTEDNESS TO AND FROM EMPLOYEES. No Selling Group Member is indebted to any employee except for amounts due as normal salaries, wages, or reimbursement of ordinary business expenses, and no employee is indebted to any Selling Group Member.

      SECTION 4.23 LABOR AGREEMENTS AND EMPLOYEE RELATIONS. No Selling Group Member is a party to any collective bargaining or similar agreement covering any of their respective employees. No labor organization or group of employees of any Selling Group Member has made a demand for recognition, has filed a petition seeking a representation proceeding or given a Selling Group Member notice of any intention to hold an election of a collective bargaining representative. No Selling Group Member has suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting the Business during the past five years.

      SECTION 4.24 BROKERS' FEES. No Selling Group Member nor any Person on such Selling Group Member's behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

      SECTION 4.25 ALL MATERIAL INFORMATION. No representation or warranty made herein by Parent or Selling Group Member, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material facts necessary in order to make any statement therein not misleading.

      SECTION 4.26. EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. Except as set forth on Schedule 4.26:

      (a) No Selling Group Member maintains or contributes to (or has an obligation to contribute to) any Employee Benefit Plan.

      (b) No event has occurred, and to the best knowledge of Parent and Selling Group, there exists no condition or set of circumstances, in connection with which any Member of the APP Group could be subject to any liability under the terms of any such Employee Benefit Plan, ERISA, the Code or any other applicable law.

      (c) The execution, delivery and performance of this Agreement will not result in any (i) increase in the compensation or benefits otherwise payable under any of the Employee Benefit Plans or pursuant to any agreement with respect to any employee of the Business; or (ii) acceleration of the time of payment or vesting of any such compensation or benefits due to any employee of the Business; or (iii) renew or extend the term of any agreement regarding compensation of an employee of the Business which, in the case of (i), (ii) or
(iii) above, would create any liability to Buyer after the Closing Date. No payment or benefit which may be made by any Selling Group Member with respect to any employee of the Business will be classified as an "excess parachute payment" within the meaning of Section 280G of the Code.

      (d) Except as may otherwise be specifically provided by this Agreement, no Buyer Member will have any liability or obligation of any kind whatsoever under or with respect to any Employee Benefit Plan.

      (e) Schedule 4.26 also lists, in addition to Employee Benefit Plans, vacation, sick pay, and all other arrangements in effect at the Selling Group for providing benefits to employees.

      (f) All obligations of the Selling Group, or of any other Member of the APP Group, to employees who are employed in the Business, whether arising by operation of law, by contract, or by past custom, for payments to employees or to or with respect to Employee Benefit Plans of employees, or with respect to employment compensation benefits, social security benefits, or the like, shall have been paid prior to Closing, or, if due after Closing, shall be paid when due under applicable laws, regulations, or provisions of benefit plans or policies, as the case may be. Without limitation, the Selling Group, promptly after Closing, shall satisfy all obligations to employees employed in the Business for vacation pay, holiday pay, sick pay, and personal time, as well as for bonuses or other compensation or benefits which may be due to such employees.

      SECTION 4.27 BENEFIT CLAIMS. To the best knowledge of Parent and Selling Group, no Selling Group Member has any liability for any benefit which has been or could be claimed as a result of any event occurring prior to the Closing under any Employee Benefit Plan, or under any workers' compensation or similar law: (i) which is not fully covered by insurance; or (ii) if not so insured, for which Selling Group has not established an adequate reserve on Selling Group's Historical Financial Statements.

      SECTION 4.28 MEDICARE AND MEDICAID; REIMBURSEMENT BY PAYORS; RELATED LEGISLATION AND REGULATIONS.

      (a) For each Selling Group Member, Schedule 4.28(a) contains a list of those jurisdictions in which each is licensed under Medicare or Medicaid. Except as set forth on Schedule 4.28(a), the Selling Group Members have not received any notice of investigation, evaluation, or suspension of any such licenses, permits, orders, approvals or authorizations. To the Selling Group's and Parent's best knowledge, no suspension or cancellation of any such licenses, permits, orders, approvals and authorizations has been threatened or is contemplated.

      (b) One or more of the Selling Group Members participate in Medicare and Medicaid Programs (the "Programs"). Schedule 4.28(b) contains a list of all Medicare and Medicaid provider numbers assigned to the Selling Group Members and other documents evidencing such participation.

      (c) Except as set forth in Schedule 4.28(c), the Selling Group Members have not received notice of any offsets against future reimbursements under or pursuant to the Programs and no factual basis for any such offsets exist. Except as set forth in Schedule 4.28(c), there are no pending appeals, adjustments, challenges, audits, litigation and notices of intent to recoup past or present reimbursements with respect to the Programs. Except as set forth in Schedule 4.28(c), the Selling Group Members have not been subject to, or threatened with, loss or waiver of liability for utilization review denials with respect to the Programs during the past 12 months, nor have the Selling Group Members received notice of any pending, threatened or possible decertification, or audit, offset, other action or other loss of participation in any of the Programs. Except as set forth in Schedule 4.28(c), no validity review or program integrity review related to any of the Selling Group Members has been conducted by any Governmental Authority in connection with any of the Programs and no such review, audit or audit assessment is scheduled, pending or to Parent's and Selling Group's best knowledge threatened against any of the Selling Group Members, their businesses or their assets.

      (d) Except as set forth in Schedule 4.28(d), (i) the Selling Group Members have not failed to file cost reports or other documentation or reports, if any, in connection with applicable contractual provisions and/or laws, regulations and rules, and (ii) there are no claims (including notices of any offsets against future reimbursements) pending, scheduled or, to Parent's and Selling Group's best knowledge threatened before any Person, including without limitation any intermediary, carrier, the Health Care Financing Administration, or any other state or federal agency with respect to Medicare or Medicaid Claims filed by the Selling Group Members, or program compliance matters, in either case (i.e., clause (i) or clause (ii)) which would result in a Material Adverse Change. The Selling Group Members have delivered to Buyer accurate and complete copies of any claims, actions, inquiries or other correspondence or appeals listed in Schedule 4.28(d).

      (e) (i) The Selling Group Members deliver goods and services, charge rates and bill for services which are in all material respects legal and proper, (ii) the Selling Group Members in all material respects properly pay any appropriate refunds, bill and use all reasonable efforts to collect deductibles and co-payment amounts and apply all payments received, (iii) the Selling Group Members have not engaged in any activities in connection with the Businesses which are prohibited under, and have complied in all material respects with, the Controlled Substances Act, 21 U.S. C. Section 801 et seq., all legislation relating to the Programs and regulations promulgated pursuant to such statutes and any related state or local statutes or regulations concerning the dispensing and sale of controlled substances and the provision of healthcare products and service to the general public and (iv) the Selling Group Members have complied in all material respects with all substantive laws and regulations pertaining to the return of pharmaceutical products.

      SECTION 4.29 LICENSES AND PERMITS. All licenses, permits, franchises, approvals, and governmental authorizations held by any member of the Selling Group or required for the Purchased Assets or for operation of the Business as it is presently conducted, are listed in Schedule 4.17. No other material licenses, permits, franchises, approvals, or other governmental authorizations are required for the Purchased Assets or for the operation of the Business as presently conducted. True, current, correct, and complete copies of such licenses, permits, franchises, approvals, and governmental authorizations have been delivered by the Selling Group to Buyer. The Selling Group, or as applicable, other members of the APP Group, have performed in all material respects all obligations required to be performed to date under, and are not in default under, any such licenses, permits, franchises, approvals, other governmental authorizations, and all such licenses, permits, franchises, approvals, and governmental authorizations are in full force and effect, and, to the extent assignable, and if desired by Buyer, will be assigned to Buyer at the Closing.

      SECTION 4.30 THIRD PARTY PAYORS. Schedule 4.30 lists all significant insurance companies, health benefit plans and other third party payors who make payments or reimbursements with respect to any member of the Selling Group or otherwise in connection with the Business. Except as listed on Schedule 4.30 since August 31, 1998, no third party payor which was in the top 25 in terms of amounts paid by the third party payors to the Selling Group in the applicable fiscal year, has (i) either ceased to do business with any member of the Selling Group, (ii) had any material claim against any member of the Selling Group, or had any material dispute with products or services provided by any member of the Selling Group, or (iii) conducted any billing audit, nor is any billing audit pending, scheduled, or to Parent's and Selling Group's best knowledge, threatened.

      SECTION 4.31 MAIL ORDER BUSINESS. Since August 31, 1999, no member of the APP Group has engaged in activities designed to cause or induce any patients of the retail pharmacies operated by the Selling Group to become, in whole or in part, patients of the Mail Order Business; provided, however, that this representation does not apply to activities of general application such as general mailings, which activities do not utilize any information of the Selling Group or of the APP Group relating to the retail pharmacies and their patients.

      As of January 15, 2001, the retail pharmacies operated by the Selling Group, and the Mail Order Business, had no more than five (5) percent common patients, using as the denominator for these purposes the number of patients of the retail pharmacies on January 15, 2001. For these purposes, a common patient shall mean a patient who has utilized the services of either a retail pharmacy or the Mail Order Business since December 31, 1999.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby makes the following representations and warranties to each Selling Group Member and the Parent:

      SECTION 5.1 ORGANIZATION OF BUYER. Buyer is: (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on its business as presently conducted, and (c) is qualified as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of such properties or assets requires such qualification, except for such jurisdictions in which the failure to be so qualified or to have such licenses, permits, authorizations, consents or approvals would not have and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 5.2 AUTHORIZATION. Buyer has full authority and all approvals required by applicable Laws to enter into this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all requisite action on the part of the Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

      SECTION 5.3 NO BREACH OR VIOLATION. Buyer's execution and delivery of this Agreement, its compliance with and fulfillment of the terms of this Agreement, and its consummation of the other transactions contemplated hereby, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule 5.5 attached hereto which shall be obtained prior to Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the capital stock or assets, properties or rights of Buyer pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, (a) any Law, (b) their respective charter and by-laws, (c) any material franchise, permit, license, authorization, concession, order, judgment, writ, injunction or decree to which Buyer is subject, or by which any of its assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement or instrument to which Buyer is subject, or by which any of its assets, properties or rights are bound.

      SECTION 5.4 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened against or affecting Buyer or the consummation by Buyer of the transactions contemplated hereby, at law or in equity or before any Governmental Authority or instrumentality or before any arbitrator of any kind. Buyer is not a party to or subject to any judgment, writ, injunction, order or decree.

      SECTION 5.5 CONSENTS AND APPROVALS. Except as set forth on Schedule 5.5 hereto, no material consent, approval, exemption, audit, waiver, order or authorization of, or declaration, qualification, designation, notice, filing or registration with, any governmental or regulatory authority (foreign or domestic) or any other Person, is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

      SECTION 5.6 BROKERS' FEES. Except as listed on Schedule 5.6, neither Buyer nor anyone acting on its behalf has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fee or commission with respect to the acquisition contemplated by this Agreement.

                                   ARTICLE VI
                                    COVENANTS

      SECTION 6.1  ACCESS TO INFORMATION; FINANCIAL STATEMENTS.

      Until the Closing or the earlier termination of this Agreement, Parent and Selling Group shall cooperate with Buyer in preparing for the transition of ownership of the Business and shall afford to Buyer, and to its officers, employees and authorized representatives, full access, during normal business hours, to all properties, books, records and corporate documents relating to the Purchased Assets, Assumed Obligations and the Business, and to all employees of the Business, as may be reasonably requested. Until the Closing or earlier termination of this Agreement, Buyer shall hold all non-published and confidential information obtained from Selling Group in confidence and shall not disclose any such information to Persons other than those of its officers, directors, employees and representatives who have a need to know, or make any commercial use thereof whatsoever. If this Agreement is terminated prior to Closing for any reason, all such information and copies thereof shall be returned to Selling Group within thirty (30) Business Days or shall be destroyed. Selling Group will cause Selling Group's Accountants to furnish the Buyer and Buyer's Accountants all workpapers applicable to the Business relating to any of the periods covered by the Annual Financials or Interim Financials.

      SECTION 6.2  CONDUCT OF BUSINESS.

      (a) From the date hereof through the Closing Date or earlier termination of this Agreement, each Selling Group Member shall operate its business in the ordinary course of business and shall not take any action inconsistent with this Agreement or which may interfere with, delay or prevent the consummation of the Closing.

      (b) Without limiting the generality of the foregoing, each Selling Member shall:

             (i) Keep in full force and effect its corporate existence and all material rights, franchises and goodwill relating to the Business;

             (ii) Endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors, and others with whom it has business dealings;

             (iii) Use its best efforts to maintain its Intellectual Property so as not to affect adversely the validity or enforcement thereof;

             (iv) Continue to maintain insurance reasonably comparable to that in effect on the date of this Agreement;

             (v) Promptly notify Buyer in writing if any of the representations and warranties contained in Article IV ceases to be accurate and complete in any material respect.

      (c) Without limiting the generality of the foregoing, except as set forth in Schedule 6.2, no Selling Group Member shall, except as specifically contemplated by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld:

            (i) Enter into, extend, materially modify, terminate or waive any material right under any Assumed Agreement or Assumed Lease;

            (ii) Sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets (other than the sale of inventory in the ordinary course of business) or any interests therein, except for sales or dispositions in the ordinary course of business that do not exceed $10,000 in the aggregate;

            (iii) Merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization;

            (iv) Increase or decrease the rate of compensation of, or pay any unusual compensation to, any officer, employee or consultant of or to any Selling Group Member (other than regularly scheduled increases in base salary or compensation and annual bonuses consistent with prior practice);

            (v) Enter into any collective bargaining agreement, or create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other Employee Benefit Plan (except as required by Law), or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit;

            (vi) Incur any trade accounts payable other than in the ordinary course of business or make any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased by Selling Group in the ordinary course of business;

            (vii) Adopt or implement any change in any of its accounting principles or practices (including any material change in the determination of its bad debt reserve), except as required by GAAP, provided that Buyer is notified thereof;

            (viii) Fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear;

            (ix) Make any loans or advances to any Person except for expense reimbursements incurred by agents or employees in the ordinary course of business;

            (x) Solicit or induce any patient of the Business who is not a patient of the Mail Order Business on the date of this Agreement to transfer to or become a patient of the Mail Order Business, or encourage, solicit or induce any patient who is a joint patient of the Business and the Mail Order Business to cease being a patient of the Business or to become an exclusive patient of the Mail Order Business; however, that this does not prohibit marketing activities of general application such as general mailings, which activities do not utilize any information of the Selling Group or of the APP Group relating to the retail pharmacies and their patients, and do not target such patients.

            (xi) Intentionally do or permit any other act which would cause any representation or warranty of any Selling Group Member or Parent in this Agreement to be or become untrue in any material respect;

            (xii) Adopt or implement any change (other than routine and insignificant changes) in any of its marketing, referral or business development practices (including without limitation, any programs involving waiver of co-pays or the offer of special rebates or incentives); or

            (xiii) Enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

      SECTION 6.3  NOTICES, CONSENTS AND POWERS OF ATTORNEY.

      (a) Selling Group will give the notices to third parties, and up to and after the Closing (to the extent not obtained at Closing) will use its reasonable best efforts to obtain the third party consents and authorizations, consents, and approvals of governments and governmental agencies described on
Schedule 4.5, including timely payment of any application or processing fee due such third party in connection with the solicitation of its consent. It is understood, however, that such consents shall continue to be a condition of Buyer's obligation to close.

      (b) To the extent Selling Group is unable prior to Closing to obtain a consent described on Schedule 4.5 necessary to transfer any Purchased Asset (each a "Non-Transferable Asset"), each Selling Group Member agrees to execute and deliver to Buyer at such time as any such consent to the transfer of any such Non-Transferable Asset is obtained by such Selling Group Member after the Closing, an assignment and assumption agreement reasonably satisfactory to the parties and any such other documents or instruments as may be reasonably necessary or advisable to transfer to Buyer all of Selling Group's interest in and title to such Non-Transferable Asset. It is understood, however, that such consents shall continue to be a condition of Buyer's obligation to close.

      (c) To the extent Buyer is unable to procure prior to or at the Closing any of the requisite licenses, provider numbers or similar authorizations which will permit Buyer to timely submit and collect claims for payment from products shipped or dispensed or other services provided by Buyer from and after the Closing, each Selling Group Member shall use its reasonable best efforts to assist Buyer in procuring such licenses, provider numbers and other authorizations and shall, at the Closing, grant to Buyer a power-of-attorney ("Power-of-Attorney"), in the form attached hereto at Exhibit 6.5(c), enabling Buyer to utilize Selling Group's own licenses, provider numbers and other authorization to the fullest extent permitted by applicable Law.

      SECTION 6.4 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

      SECTION 6.5 COOPERATION; ACCESS TO RECORDS AFTER CLOSING; ACCOUNTS RECEIVABLE.

      (a) Buyer will cooperate with Selling Group to obtain any and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

      (b) Buyer recognizes that subsequent to the Closing, it may have information and documents which relate to the Selling Group with respect to the period prior to the Closing, including, without limitation, information pertaining to Taxes, the Business, the Assumed Obligations, the Non-Assumed Liabilities, the Purchased Assets, the Excluded Property and the Selling Group Members' respective employees, and to which Parent may need access subsequent to the Closing. Buyer shall provide Parent and its representatives access, during normal business hours on reasonable notice, to all such information and documents (but excluding attorney work product or other privileged communication), and to such of Buyer's employees, which Parent reasonably requests. The Parent and Selling Group Members recognize that subsequent to the Closing they may have information and documents which relate to the Buyer with respect to the period prior to the Closing, including, without limitation, information pertaining to Taxes, the Business, the Assumed Obligations, the Non-Assumed Liabilities, the Purchased Assets, the Excluded Property and the Rehired Employees, and to which Buyer may need access subsequent to the Closing. The Parent and Selling Group shall provide Buyer and its representatives access, during normal business hours on reasonable notice, to all such information and documents (but excluding attorney work product or other privileged communication), and to Parent and Selling Group's employees, which Buyer reasonably requests. Each party agrees that prior to the destruction or disposition of any such documents or any books or records pertaining to or containing such information at any time within four (4) years after the Closing, such party shall provide not less than thirty (30) calendar days prior written notice to the other party of any such proposed destruction or disposal, provided, that in any matter involving Taxes, if such party receives a written request from the other party not earlier than ninety (90) days before, but not later than, the end of such four-year period (the "Disposal Date"), the destruction or disposition of such Tax documents, books or records shall be deferred for one (1) year after the Disposal Date. Thereafter, the destruction or disposition of such Tax documents, books or records shall be deferred for successive one (1) year periods, provided that such party receives annually a similar written request from the other party not earlier than ninety (90) days before, but not later than, the anniversary of the Disposal Date. In no event, however, shall the destruction or disposition of such Tax documents, books or records be deferred beyond the later of the expiration of all applicable statutes of limitations (including extensions thereof) or the conclusion of all litigation (including exhaustion of all appeals relating thereto) with respect to such Taxes. If either party desires to obtain any such Tax documents, books or records as to which the other party has advised it intends to destroy or dispose, such party may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents, books or records which such party wishes to obtain. The other party shall then promptly arrange for the delivery of such documents and all out-of-pocket costs associated with the delivery thereof shall be paid by requesting party.

       (c) With respect to audits conducted by federal, state and local taxing authorities, the Buyer agrees to cooperate with Parent to the extent it has any information required by Parent to respond to information document requests presented by such taxing authorities as promptly as practicable. Such information document requests may include, but shall not be limited to, all tax matters related to the Selling Group Members and their respective Affiliates for all tax years currently open under the relevant jurisdictions' statute of limitations. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Parent.

      SECTION 6.6 CASUALTY LOSSES. In the event that between the date hereof and the Closing Date there shall have been suffered any casualty loss relating to the Purchased Assets, Selling Group will promptly notify Buyer of such event and, if the Closing occurs, shall assign to Buyer all of the right, title and interest of Selling Group in and to insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage. This shall not affect, however, Buyer's right to elect not to close as a result of any such casualty loss.

      SECTION 6.7 ENVIRONMENTAL STUDIES. Prior to the Closing, Buyer shall have the right, at its expense, to undertake such environmental studies of each of the premises at which any of the Selling Group Members perform the Business (the "Premises"), including reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, as it shall deem necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Hazardous Substances are present at the Premises, but shall indemnify and hold each Selling Group Member harmless from any loss, cost, or damage proximately caused by such inspection. Such inspection shall be scheduled and performed so as not to unreasonably interfere with the business of the Selling Group.

      SECTION 6.8 WEBSITE CHANGES. Promptly after closing, Parent and Selling Group will remove from their APP Specialty Pharmacy web site (apppharmacy.com) the section labeled PHARMACY NETWORK, as well as any and all references to "pharmacy network" and "retail locations."

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

      Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction (or waiver in whole by Buyer in writing) on or before the Closing Date (or such sooner date as may be specified) of each of the following conditions:

      SECTION 7.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each Selling Group Member and Parent contained herein and in the certificates and other documents delivered to Buyer pursuant hereto shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the date hereof (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).

      SECTION 7.2 NO ADVERSE CHANGE IN BUSINESS OR PROPERTIES. No Material Adverse Change shall have occurred with respect to the Business since August 31, 2000.

      SECTION 7.3 COMPLIANCE WITH AGREEMENT. Each Selling Group Member and Parent shall have performed and complied in all material respects with their respective agreements, covenants and obligations under this Agreement required to be performed or complied with on or prior to the Closing Date.

      SECTION 7.4 CERTIFICATE OF SELLING GROUP MEMBER. Each Selling Group Member shall have delivered to Buyer, a certificate of its officer, dated the Closing Date, certifying to such officer's capacity and in such form as Buyer may reasonably request, as to the fulfillment of the conditions set forth in this Agreement.

      SECTION 7.5  OPINION OF COUNSEL.  Buyer shall have received from Samuel
S. Duffey, Esq., counsel to the Selling Group and Parent, an opinion of such counsel, dated as of the Closing Date, in the form attached hereto as
Schedule 7.5.

      SECTION 7.6 ABSENCE OF LITIGATION. No suit, action, investigation, inquiry or other proceeding shall be pending before any court or Governmental Authority to restrain or prohibit, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby, or to restrict or impair the ability of Buyer to operate the Business.

      SECTION 7.7 CONSENTS. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Law or Governmental Authority, and shall not subject Buyer to any penalty. All consents, approvals and waivers of Governmental Authorities that are set forth on Schedule 4.5 hereto shall have been obtained. All consents, approvals and waivers of third parties that are set forth on Section 4.5 hereto (including, without limitation, consents to assignment from McKesson and all landlords who are parties to the Assumed Leases, which shall not impose any change in rental required thereunder or any other more onerous terms than is currently the case in the respective leases) shall have been obtained.

      SECTION 7.8 CERTIFIED CHARTER; GOOD STANDING. Each Selling Group Member shall have delivered to Buyer: (i) a copy of the articles of incorporation of each Selling Group Member which have been certified by the appropriate Secretary of State in their respective jurisdictions of incorporation, and (ii) corporate good standing certificates from each of their respective jurisdictions of incorporation. Such certificates shall be dated a date not more than forty-five
(45) days prior to the Closing Date.

      SECTION 7.9 PROOF OF ACTION. Buyer shall have received from each Selling Group Member, copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records which authorize the execution, delivery and performance of this Agreement.

      SECTION 7.10 LEASES. Lessors under the Assumed Leases shall have entered into lease assignment agreements and executed estoppel certificates upon terms and conditions reasonably satisfactory to Buyer.

      SECTION 7.11 EMPLOYEES. Buyer shall have hired or entered into employment agreements with those employees of the Business who are listed on Schedule 7.11 hereto. In connection with this condition, it is understood that Buyer will offer such employees employment with base levels of compensation not less than those currently enjoyed by such employees, and shall offer such employees the normal benefit package offered by Buyer to similarly situated employees.

      SECTION 7.12 CASUALTY. Prior to and through the Closing Date, the Business and the Purchased Assets, or any portion thereof, shall not have been adversely affected in any material way as the result of any fire, accident, flood, or other casualty or act of God or the public enemy.

      SECTION 7.13 TRANSITION SERVICES. At the Closing, Purchaser and Parent shall have entered into the Transition Services Agreement substantially in the form of Exhibit 7.13, attached hereto.

                                  ARTICLE VIII
             CONDITIONS PRECEDENT TO SELLING GROUP'S OBLIGATIONS

      Selling Group's obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver in whole by Selling Group in writing) on or before the Closing Date (or such sooner date as may be specified) of each of the following conditions:

      SECTION 8.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained herein and in the certificates and other documents delivered to Selling Group pursuant hereto shall be true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).

      SECTION 8.2 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with its obligations under this Agreement required to be performed or complied with on or prior to the Closing Date.

      SECTION 8.3 CERTIFICATE OF BUYER. Buyer shall have delivered to Selling Group a certificate of the officer, dated the Closing Date, certifying such officer's capacity and in such form as Selling Group may reasonably request, as to the fulfillment of the conditions of this Agreement.

      SECTION 8.4 OPINION OF COUNSEL. Selling Group shall have received from counsel to Buyer, an opinion of such counsel, dated as of the Closing Date, in the form set forth on Schedule 8.4.

      SECTION 8.5 ABSENCE OF LITIGATION. No suit, action, investigation, inquiry or other proceeding shall be pending before any court or Governmental Authority to restrain or prohibit, or to obtain damages or other relief in connection with, or question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 8.6 PROCEEDINGS AND DOCUMENTS. All requisite action with respect to the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Selling Group and its counsel.

                                   ARTICLE IX
                                 INDEMNIFICATION

      SECTION 9.1 BY EACH SELLING GROUP MEMBER AND THE PARENT. From and after the Closing Date, and regardless of any investigation made at any time by or on behalf of Buyer, but subject to the limitations of this Article IX, each Selling Group Member and the Parent, on a joint and several basis, agree to reimburse, indemnify, save and hold harmless Buyer and its successors and assigns, and any director, shareholder, employee or officer thereof (an "Indemnified Buyer Party" and collectively the "Indemnified Buyer Parties") against and in respect of costs of investigations and any and all damages, losses, claims, deficiencies, liabilities, suits, demands, judgments, diminution in value, costs and expenses (including costs of investigations and reasonable attorneys' fees) (each a "Loss" and collectively "Losses") incurred or suffered by any Indemnified Buyer Party arising from or relating to:

      (a) Any and all Non-Assumed Liabilities;

      (b) Any and all litigation, investigations and reviews described in Schedules to this Agreement and any and all other actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations (including any audits and recoupments) against any Indemnified Buyer Party that arise out of acts, omissions or events occurring prior to the Closing Date and that relate to Parent, a Selling Group Member, or any other member of the APP Group, in their capacity as such or any of their respective predecessors or any shareholder, manager, member, officer, employee, agent, distributor, supplier, representative or subcontractor of Parent, any Selling Group Member, or any other member of the APP Group;

      (c) Any misrepresentation, breach or inaccuracy in or omission from any representation or warranty made by a Selling Group Member or Parent under this Agreement or any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto;

      (d) Any non-corrected breach or non-fulfillment of any agreement or covenant on the part of a Selling Group Member or Parent under this Agreement to be performed on or following the Closing Date;

      (e) Without limiting any of the foregoing indemnification provisions, the failure of a Selling Group Member to comply with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, and any liability under the WARN Act.

      SECTION 9.2 NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY CLAIMS. A party claiming indemnification under this Article IX (the "Asserting Party") must notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification (a "Claim Notice"). An Asserting Party may make more than one claim for indemnification. If no written objection to such claim is made by the Defending Party within fifteen (15) days after the receipt of the Claim Notice (a "Counter Notice"), the amount of the claim identified in the Claim Notice and the liability of the Defending Party therefore, shall be deemed admitted by the Defending Party who shall thereby waive all rights to object to such claim identified in the Claim Notice in any forum whatsoever

(an "Accepted Claim"). A Counter Notice must state with reasonable specificity the basis for the objection. In the event of a Counter Notice, the claim shall only become a "Resolved Claim" in accordance with Section 9.6. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as such Third Party Claim becomes an Accepted Claim and the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 9.2, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 9.2, the Asserting Party shall have the right to assume the defense of and, if such Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim, which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 9.2 within ten (10) days after receipt of such notice of intention to settle, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release by the third party claimant on account thereof. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense of any Third Party Claim covered by this Article IX.

      SECTION 9.3 LIMITATIONS. Provided that there has been no intentional misrepresentation of a material fact and no intentional failure to disclose a material fact, the obligations of each Selling Group Member and the Parent to indemnify the Indemnified Buyer Parties pursuant to this Article IX shall be subject to the following limitations:

      (a) No indemnification shall be required to be made by any Selling Group Member or the Parent until the aggregate amount of the Indemnified Buyer Parties' Losses exceeds $85,000 (the "Deductible"), whereupon indemnification shall be required to be made by the Selling Group and the Parent to the full extent of such Losses including the Deductible; provided, however, that the Deductible shall not be applicable to Indemnified Buying Parties' Losses arising from or relating to:

            (i)   The indemnification obligations under Section 9.1(a), (b),
(d), or (e) hereof ("Excluded Claims");

            (ii) Breaches of the representations (the "Excluded
Representations") set forth in Sections 4.3 (Authorization; Enforceability), 4.4 (No Breach or Violation), 4.5 (Consents and Approvals), 4.13 (Tax Matters), the second sentence of Section 4.15 (a) (Title to Purchased Assets) or Section 4.24 (Brokers' Fees); or

            (iii) Fraud ("Fraud Claims").

      (b) All representations and warranties contained in this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, however, that the following claims shall survive for three months beyond the applicable statute of limitations period (the applicable period of survival being referred to herein as the "Survival Period"):

            (i)   Excluded Claims;

            (ii)  Excluded Representations; or

            (iii) Fraud Claims.

      To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after such Survival Period for purposes of such claim until such claim is finally determined or settled.

      (c) The liability of each Selling Group Member and the Parent for their indemnification obligations under this Article IX shall be limited in the aggregate to an amount equal to the Purchase Price.

      SECTION 9.4 BUYER. From and after the Closing Date, but subject to the limitations of this Article IX, Buyer agrees to reimburse, indemnify and hold harmless each Selling Group Member and their respective successors and assigns, and any director, shareholder, employee or officer thereof (an "Indemnified Seller Party" and collectively the "Indemnified Seller Parties") against and in respect of all Losses incurred or suffered by any Indemnified Seller Party arising from or relating to:

      (a) Any and all Assumed Obligations;

      (b) Any misrepresentation, breach or inaccuracy in or omission from any representation or warranty made by Buyer under this Agreement or any certificate, schedule, statement, document or instrument furnished to a Selling Group Member pursuant hereto; or

      (c) Any breach or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement to be performed on or following the Closing Date.

      SECTION 9.5 LIMITATIONS - BUYER. The obligations of Buyer to indemnify the Indemnified Seller Parties pursuant to this Article IX shall be subject to the following limitations:

      (a) Indemnification shall be required to be made by Buyer to the full extent of such Losses.

      (b) All representations and warranties contained in this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, however, that the following claims shall apply for three months beyond the applicable statute of limitations (the applicable period of survival being referred to herein as the "Survival Period"):

            (i)   Assumed Liability Claims;

            (ii)  Fraud Claims.

      To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after such Survival Period for purposes of such claim until such claim is finally determined or settled.

      (c) The liability of Buyer for its respective indemnification obligations under this Article IX shall be limited in the aggregate to an amount equal to the Purchase Price; provided, however, that there shall be no limit applicable to Losses arising from or relating to Assumed Liability Claims and Fraud Claims.

      SECTION 9.6  DISPUTE RESOLUTION.

      (a) If the Defending Party timely delivers a Counter Notice to a Claim Notice provided under Section 9.2, the dispute as to the underlying claim or claims (each a "Dispute") shall be settled by means of the procedures set forth in this Section 9.6. Promptly upon delivery of the Counter Notice, one senior officer of the Asserting Party and a senior officer of the Defending Party shall meet ("Initial Meeting") and attempt in good faith to resolve the Dispute on a mutually satisfactory basis. If the Disputing Parties (as hereinafter defined) are unable to resolve the Dispute by a non-binding procedure as provided herein within thirty (30) days after delivery of the Counter Notice, then the Dispute shall be settled by arbitration in Minneapolis, Minnesota, and, except as otherwise expressly provided herein, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect ("AAA Rules"). However, in all events, the arbitration provisions of this Section 9.6 shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that could be available in any judicial proceeding instituted to resolve a Dispute. For purposes of this Section 9.6, the term "Disputing Parties" shall mean, with respect to any particular Dispute, those parties hereto (or their successors or assigns) which are involved in the Dispute.

       (b) Following the thirty (30) day period referenced above, each Disputing Party may by written notice to the other Disputing Parties request that the Dispute be referred to arbitration before a single arbitrator who is reasonably knowledgeable and familiar with the retail pharmacy industry (or such matters then in dispute, i.e. taxes) and mutually agreed to by the Disputing Parties, provided, that if such parties are unable to agree on an arbitrator within twenty (20) days after receipt of the written notice, the arbitration shall be before three (3) arbitrators, each being reasonably knowledgeable and familiar with the retail pharmacy industry (or such matters then in dispute, i.e. taxes), 1 (one) of whom shall be appointed by Buyer and one of whom shall be appointed by the Parent. Each Disputing Party shall provide notice to the other Disputing Parties of the arbitrator so appointed by it or them within thirty (30) days of the written notice requesting arbitration, and the third arbitrator shall be appointed by the arbitrators so appointed and shall be the chairman.

       (c) The selected arbitrator(s) shall be compensated at a reasonable hourly or daily consulting rate to be determined by Buyer and Parent. In the event the Disputing Parties are unable to agree upon a rate of compensation, such decision shall be made by the American Arbitration Association.

       (d) Buyer, on the one hand, and Parent, on the other hand, shall each initially pay fifty percent (50%) of the compensation to be paid to the arbitrator(s) in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (but not including any fees and expenses of attorneys representing any of the Disputing Parties). However, the decision of the arbitrator(s) may include an award as to the reimbursement of such costs of a party to arbitration by the other.

       (e) If the amount in controversy is less than Five Hundred Thousand Dollars ($500,000), the parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before a court shall not apply in an arbitration if the amount in controversy is less than Five Hundred Thousand Dollars ($500,000). However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limit set and to the extent required by order of the arbitrator. If the amount in controversy is in excess of Five Hundred Thousand Dollars ($500,000), the parties shall be entitled to engage in reasonable discovery, including requests for the production of relevant documents. Depositions may be ordered by the arbitrator(s) upon a showing of need. All disputes regarding discovery shall be promptly resolved by the arbitrator(s) notwithstanding the amount in controversy.

       (f) If the amount in controversy is less than Five Hundred Thousand Dollars ($500,000), strict rules of evidence shall not apply in an arbitration conducted pursuant to this Agreement. The parties may offer such evidence as they desire and the arbitrator shall accept such evidence, as the arbitrator deems relevant to the issues and accord it such weight as the arbitrator(s) deems appropriate. If the amount in controversy exceeds Five Hundred Thousand Dollars ($500,000), the arbitrator(s) shall apply the Federal Rules of Evidence. The arbitrator or arbitration panel shall be the exclusive judge or judges of relevancy and materiality notwithstanding the amount in controversy. It is the intent of the parties in all arbitrations that the testimony of witnesses shall be subject to cross-examination. Notwithstanding the above, it is agreed that the direct testimony of a witness may be submitted by sworn affidavit, provided that such affiant is subject to cross-examination.

       (g) Upon the conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis thereof and shall deliver such opinion to each of the Disputing Parties along with a signed copy of the award. Any such opinion shall resolve the applicable Dispute, and such resolution shall be final and binding upon the Disputing Parties (a "Resolved Claim").

       (h) The arbitrator(s) shall not have the power to alter, amend or otherwise affect the terms of this 9.6 or the other provisions of this Agreement.

       (i) Except for any party's right to seek injunctive relief or the enforcement of any decision made by the arbitrators, arbitration shall be the sole and exclusive forum for adjudication of any Dispute arising out of this Agreement.

       (j) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY.

                                    ARTICLE X
                                   TERMINATION

      SECTION 10.1. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

      (a) By mutual written consent of Buyer and Selling Group;

      (b) By either Buyer or Selling Group, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Purchased Assets to Buyer (and in which case Buyer and Selling Group shall have used all reasonable efforts to have such order, decree, ruling or other action lifted or reversed) and such order, decree, ruling or other action shall have become final and non-appealable;

      (c) By Buyer, if any Selling Group Member shall have breached any of its representations herein and such breach or breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect or if any Selling Group Member shall have materially breached any of its covenants hereunder (and any such breach shall not have been cured to the reasonable satisfaction of Buyer within 10 days after Buyer's notice to Selling Group of such breach);

      (d) By Selling Group, if any Buyer Member shall have materially breached any of its representations herein and such breach or breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect or if any Buyer Member shall have materially breached any of its covenants hereunder (and any such breach shall not have been cured to the reasonable satisfaction of Selling Group within ten (10) days after Selling Group's notice to Buyer of such breach).

      (e) By either party, upon written notice, if the Agreement has not closed by February 15, 2001.

      SECTION 10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, written notice thereof shall be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is being made and the Agreement shall become null and void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, managers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any party then in breach).

                                   ARTICLE XI
                              RESTRICTIVE COVENANTS

      SECTION 11.1 DEFINITIONS. As used in this Article XI, the following terms shall have the meaning set forth below and where said meaning is intended, said terms shall be capitalized:

            (a) The term "Covenantors" (individually a "Covenantor") shall mean and include each of the following:

                  (i)  The APP Group and each member thereof;

                  (ii) Frank O'Donnell ("O'Donnell"), his parents, siblings, and spouse, any trust or other entity for the benefit of any of the foregoing individuals, any trust or other entity established by O'Donnell for the benefit of any of his lineal descendants and any trust, corporation, LLC, or other entity controlled, directly or indirectly, by any of the foregoing individuals, whether alone or in combination;

                  (iii) Dennis Ryll ("Ryll"), his parents, siblings, and spouse, any trust or other entity for the benefit of any of the foregoing individuals, any trust or other entity established by Ryll for the benefit of any of his lineal descendants and any trust, corporation, LLC, or other entity controlled, directly or indirectly, by any of the foregoing individuals, whether alone or in combination;

                  (iv) Any trust, corporation, LLC, or other entity controlled, directly or indirectly, by any of the persons or entities referred to in (ii) or
(iii), whether alone or in combination, specifically including, without limitation, [Hopkins Capital Management].

For purposes of this section, "control" shall have the meaning set forth in the definition of "APP Group."

            (b) "Term" shall mean period of time commencing on the Closing Date and ending five (5) years thereafter.

      SECTION 11.2 COVENANTS. In order to induce Buyer to enter into this Agreement, and to ensure that Buyer obtains and maintains the value of the Business and goodwill being acquired by Buyer hereunder, each Covenantor shall observe and be bound by each of the following covenants for the benefit of
Buyer:

            (a) Noncompete. During the Term, except as permitted below, each Covenantor shall not, anywhere within the area consisting of the United States, directly or indirectly, own, manage, control, operate, franchise, provide assistance to, be employed by or an agent for, or participate in, any business which is engaged in the business of operating a Retail Pharmacy or Retail Pharmacies, as such business may evolve during the Term (the "Retail Pharmacy Business"). Notwithstanding the foregoing, it is understood that a Covenantor shall be free to provide goods or services to a Retail Pharmacy Business (but not as an employee) where such services or products are (i) provided on a fair market value basis, on the same price, terms, and conditions as they are provided to businesses not engaged in the Retail Pharmacy Business, allowing, however, for normal negotiations regarding pricing, and (ii) are offered and sold to the general pharmacy or medical market, specifically including businesses not in the Retail Pharmacy Business, and, in any event, are not specifically targeted or designed for the Retail Pharmacy Business.

            (b) Confidentiality. For purposes hereof, "Confidential Information" means any information which relates to the Purchased Assets or Business acquired by Buyer pursuant to this Agreement, that provides to Buyer or any subsidiary or affiliate of Buyer independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, methods of research and research findings, methods of doing business, methods of calculating profits, patient lists, supplier lists and payor lists, and financial information relating to each, and information relating to such matters as cost and pricing, management systems and sales or marketing techniques. An item of Confidential Information shall continue to be treated as Confidential Information until such item ceases (other than due to any of Covenantors) to be secret or confidential.

            During and after the Term, each of the Covenantors shall not directly or indirectly use for its own purposes or otherwise, or disclose, any Confidential Information for the benefit of anyone other than Buyer. Parent, the Selling Group and O'Donnell and Ryll recognize that Confidential Information constitutes a valuable asset acquired by Buyer and hereby agree to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of Buyer. The Covenantors' obligations under this Section are unconditional and shall not be excused by any conduct on the part of Buyer, except prior voluntary disclosure by Buyer of the information.

            (c) Nonsolicitation. During the Term, each of the Covenantors shall not, directly or indirectly, (i) recruit, solicit or otherwise induce any person employed by Buyer or any subsidiary or affiliate of Buyer to become an employee of any of the Covenantors, or to otherwise discontinue such person's employment relationship with Buyer or any subsidiary or affiliate of Buyer, or otherwise interfere with any such person's employment relationship with Buyer or any subsidiary or affiliate of Buyer; or (ii) take any action that is designed or intended to have the effect of discouraging any patient or payor, or any supplier or provider of services or other person with whom Buyer or any subsidiary or affiliate of Buyer does business, from maintaining its business relationship with Buyer or any such subsidiary or affiliate.

            (d) Assignment of Rights. At the Closing, the Selling Group shall assign to Buyer all rights and benefits that the Seller Group presently holds under protective covenants which protect the Business, the Purchased Assets, or any portion thereof, including without limitation, noncompete covenants, confidentiality covenants, and nonsolicitation covenants. All such rights are listed on Exhibit 11.2 attached hereto. Except as set forth on Exhibit 11.2, all of such rights are assignable to Buyer without consent.

            (e) Enforcement; General. Each of Parent, the Selling Group, O'Donnell and Ryll, all of whom are executing this Agreement and agreeing to be bound by the provisions of this Article XI, recognize that the provisions of this Article XI apply to other Covenantors in addition to Parent, the Selling Group and O'Donnell and Ryll. Each of Parent, the Selling Group and O'Donnell and Ryll understand and agree that it is their responsibility to, and they agree to, cause each other Covenantor to comply with the provisions of this Article XI, and further recognize and acknowledge that each of them, jointly and severally, may be liable for any breaches by any Covenantors.

            In the event of any actual or threatened breach of the covenants set forth in this Section 11.2 by the Covenantors, Buyer shall be entitled to all rights and remedies available at law or in equity, including without limitation the right to obtain damages for such breach or non-adherence and the right to enjoin the Covenantors and any person or entity in or threatening breach or non-adherence from commencing or continuing, and to remedy, the activities which constitute such breach or non-adherence. Parent, the Selling Group, and O'Donnell and Ryll agree that Buyer may recover reasonable costs, including reasonable attorneys' fees incurred in bringing an action against any Covenantor to enforce the terms of this Agreement.

            Parent, the Selling Group and O'Donnell and Ryll agree that the scope of the restrictions set forth in this Article XI are reasonable to protect the value of the assets, goodwill and business being acquired by Buyer. If the scope of the restrictions contained in this Article XI is determined by a court of competent jurisdiction to be excessive in its duration or in the area or extent to which it applies, then such restrictions shall be enforced to the maximum extent permitted by law, and Parent, the Selling Group and O'Donnell and Ryll hereby agree that such scope may be judicially modified accordingly and then enforced as modified in any proceeding brought to enforce such restriction.

      SECTION 11.3 SPECIFIC UNDERSTANDINGS. Notwithstanding the foregoing provisions, the following understandings and agreements apply to the covenants set forth in this Article XI:

            (a) Certain Purchases. The foregoing provisions shall not prevent the APP Group, any members thereof or any of their assets from being acquired by a purchaser (such purchaser, together with its subsidiaries and affiliates is referred to in this section as the "Purchaser Group") which Purchaser Group is engaged in the Retail Pharmacy Business, provided that all of the following requirements are satisfied:

                  (i) Buyer is advised of the prospective purchase not less than 15 days in advance of the earlier of the closing of said purchase or the date on which said purchase is announced;

                  (ii) Following the acquisition, each Covenantor, including the members of the APP Group, must continue to honor the covenants set forth above;

                  (iii) No Covenantor, and no individuals who now or hereafter are employed by any member of the APP Group, can participate in or provide any assistance to the Purchaser Group in the conduct of the Purchaser Group's Retail Pharmacy Business. No information of any member of the APP Group, including but not limited to Confidential Information, can be utilized by the Purchaser Group in the conduct of its Retail Pharmacy Business;

                  (iv) The Purchaser Group must assume the obligations of the Parent under Article IX of this Agreement to a maximum aggregate amount of $2,000,000;

                  (v) The Purchaser Group must agree to abstain from using the tradenames or service marks of the APP Group in connection with its Retail Pharmacy Business; and

                  (vi) For a period of two (2) years from the Closing Date, the Purchaser Group shall not establish any new pharmacy which is both (i) a Retail Pharmacy, and (ii) a Specialty Pharmacy (a "Retail Specialty Pharmacy") and whose location is within a fifty (50) mile radius of any of the pharmacies purchased by Buyer under this Agreement (a "Purchased Pharmacy"), and for a period of five (5) years from the Closing Date, the Purchaser Group shall not establish any new Retail Specialty Pharmacy whose location is within a ten (10) mile radius of any Purchased Pharmacy.

      The Purchaser Group must, prior to the closing of its acquisition, agree in writing to honor the provisions of this Section 11.3, and shall further agree that it will honor, without exception, the covenants set forth in Sections 11.2(b), (c), (d) and (e) above, as if the Purchaser Group, and each of the Purchaser Group, were a Covenantor thereunder.

      These provisions apply to each purchaser who acquires the APP Group, any members thereof or any of their assets, whether directly or indirectly, and whether an initial purchaser or any subsequent purchaser.

            (b) Special Provisions. The members of the APP Group shall continue to be free to engage in the Mail Order Business, provided that they do not engage in any way in the operation of a Retail Pharmacy or Retail Pharmacies; provided, however, that if the APP Group is engaging or seeks to provide products through its Mail Order Business into a state in which Medicaid regulations require that a Retail Pharmacy must be operated within the state in order to provide such products through the Mail Order Business, then one (and only one) such Retail Pharmacy may be operated within the state under the following conditions:

                  (i) The Retail Pharmacy must be a general Retail Pharmacy and not a Specialty Pharmacy.

                  (ii)  The Retail Pharmacy must be located not less than fifty
(50) miles from any Retail Pharmacy which is at that time operated by Buyer or which Buyer is then planning to open, as demonstrated by reasonable evidence provided by Buyer.

                        (iii) As a condition to operating such a Retail Pharmacy, the APP Group must notify Buyer in advance of its intention to operate such a Retail Pharmacy, and shall provide to Buyer the legal authority which they believe justifies the conclusion that a Retail Pharmacy must be operated within the state in order for the Mail Order Business to comply with Medicaid regulations. If Buyer disputes the APP Group's conclusion, the parties shall first negotiate for a period of twenty days to resolve their dispute. Thereafter, if not resolved, the dispute will be subject to the dispute resolution provisions hereinafter set forth.

                        (iv) It is specifically understood that if the state's Medicaid regulations allow the APP Group to maintain any pharmacy operation or license other than that of a Retail Pharmacy in order to comply with such regulations, the APP Group may not maintain a Retail Pharmacy license or operation and may only maintain such other form of pharmacy license or operation.

            (c) Certain Ownership. Notwithstanding the provisions of the Noncompete covenant, Section 11.2(a) Frank O'Donnell and/or Dennis Ryll may have an ownership interest as an investor in: (i) a publicly traded company which is engaged in the Retail Pharmacy Business, provided that the aggregate amount of such investment shall not exceed 2% of the issued and outstanding stock of the Company; or (ii) a company which is not publicly traded which is engaged in the Retail Pharmacy Business, provided that, (A) the Retail Pharmacy Business is not the company's primary business (for these purposes the Retail Pharmacy Business will be deemed not primary if its revenues are less than 20% of the company's revenues and the profits generated by the Retail Pharmacy Business are less than 20% of the company's profits); and (B) each of Frank O'Donnell and Dennis Ryll are passive investors and are not actively engaged in the management or operation of the company or serving on the company's board; provided, however, that each may serve on the board of a company described in part (ii) hereof, provided that they do not provide any other services to the Retail Pharmacy Business of such company. It is specifically understood that this exception provides relief only from the Noncompete covenant, and only to the extent provided herein, and that the other Covenants set forth above shall continue to apply in full even with respect to companies in which Messrs. O'Donnell and Ryll are permitted to make investments.

                                   ARTICLE XII
                                  MISCELLANEOUS

      SECTION 12.1 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto except that at Buyer's option, Buyer shall have the right to designate one or more affiliates of Buyer to take title to the Purchased Assets for Buyer hereunder in which event both Buyer and the affiliate of Buyer shall be subject to this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each of the parties hereto and their respective successors and permitted assigns.

      SECTION 12.2 PAYMENT OF FEES AND EXPENSES. Each party to this Agreement agrees to pay its own costs, fees and expenses incurred (including legal, accounting, consulting, appraisal, investment banking and similar professional fees) in connection with the transactions contemplated hereunder.

      SECTION 12.3 FURTHER ACTS BY EACH SELLING GROUP MEMBER AND THE PARENT. From and after the Closing Date, upon the reasonable request of Buyer, each Selling Group Member, and the Parent shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required to convey and transfer to and vest in Buyer and protect its right, title and interest in the Purchased Assets to be acquired hereunder, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

      SECTION 12.4 ENTIRE AGREEMENT, CONSTRUCTION, COUNTERPARTS, EFFECTIVENESS. This Agreement, including the Schedules delivered pursuant hereto, constitutes the entire agreement of the parties in respect of the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral, and may not be changed, terminated or discharged orally. The Table of Contents and Headings appearing in this Agreement have been inserted solely for the convenience of the parties and shall be of no force and effect in the construction of the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement may be executed in several counterparts, and each executed counterpart shall be considered an original of this Agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

      SECTION 12.5 NOTICES. Any notice or other communication in connection with this Agreement or any Related Agreement shall be deemed to be delivered if in writing (or in the form of telecopy) addressed as provided below (a) when actually delivered, (b) when telecopied to said address, or (c) in the case of a letter, one (1) Business Day after deposit with a nationally recognized overnight courier or five (5) Business Days after the same has been deposited in the United States mails, postage prepaid and certified:

(i)   If to Buyer:

            Chronimed Holdings Inc.
            10900 Red Circle Dr.
            Minnetonka, Minnesota 55343
            Attention:  Chief Executive Officer
            Telecopy No.  (952) 979-3969

      with a copy to:

            John E. Brower
            Gray Plant Mooty Mooty & Bennett, P.A.
            3400 City Center
            33 South Sixth Street
            Minneapolis, Minnesota 55402
            Telecopy No. (612) 333-0066

(ii)  If to a Selling Group Member or Parent:

            American Prescription Providers, Inc.
            Two Huntington Quadrangle - 3NO1

            Melville, New York 11747
            Attn:  President
            Telecopy No.  (516) 845-5310

            with a copy to:

            Samuel S. Duffey, Esq.
            677 North Washington Boulevard, Suite 1
            Sarasota, Florida 34236
            Telecopy No.  (941) 952-5825

Any party may change the address to which notices are to be addressed by giving the other parties hereto notice in the manner herein set forth.

      SECTION 12.6 CHANGES IN WRITING. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      SECTION 12.7 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

      SECTION 12.8  GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, as applied to contracts made and performed within the State of Minnesota, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

      SECTION 12.9 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT.

      SECTION 12.10 PUBLICITY. No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless
(i) mutually agreed to by the parties hereto, or (ii) required by law, regulation, court order or the rules of Nasdaq or any applicable stock exchange or the New York Stock Exchange or of any applicable Governmental Authority and any such release or statement shall be subject to prior review by the parties hereto.

                  [Remainder of this page intentionally blank;
                      see following page for signatures.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:                                   SELLING GROUP:

CHRONIMED HOLDINGS INC.                  AMERICAN PRESCRIPTION PROVIDERS
                                         OF GEORGIA, INC.


By:                                      By:
      ----------------------------           -----------------------------------
Name:                                       Name:
      ----------------------------                 -----------------------------
Title:                                      Title:
      ----------------------------                 -----------------------------

                                         AMERICAN PRESCRIPTION PROVIDERS OF
                                         FLORIDA, INC.

                                         By:
                                             -----------------------------------
                                             Name:
                                                    ----------------------------
                                             Title:
                                                    ----------------------------

                                         AMERICAN PRESCRIPTION PROVIDERS OF
                                         NEW YORK, INC.

                                         By:
                                             -----------------------------------
                                             Name:
                                                    ----------------------------
                                             Title:
                                                    ----------------------------

                                         AMERICAN PRESCRIPTION PROVIDERS OF
                                         PENNSYLVANIA, INC.

                                         By:
                                             -----------------------------------
                                             Name:
                                                    ----------------------------
                                             Title:
                                                    ----------------------------

                                         PARENT:

                                         AMERICAN PRESCRIPTION PROVIDERS, INC.


                                         By:
                                             -----------------------------------
                                             Name:
                                                    ----------------------------
                                             Title:
                                                    ----------------------------

                                          For the purpose of agreeing to the
                                          provisions of Article XI hereof:



                                          --------------------------------------
                                          Frank O'Donnell


                                          --------------------------------------
                                          Dennis Ryll